UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SPANSION INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

April 18, 2014

Dear Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the 2014 Annual Meeting of Stockholders of Spansion Inc. to be held at 915 DeGuigne Drive, Sunnyvale, California on Friday, May 16, 2014, at 8:00 a.m., local time. The formal notice of the Annual Meeting appears on the following page. The attached Notice of Annual Meeting and Proxy Statement describe the matters that we expect to be acted upon at the Annual Meeting and provide additional information for stockholders.

Stockholders attending the Annual Meeting will have the opportunity to ask questions of management. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Please vote as soon as possible. You may vote via the Internet, by telephone or by mailing a completed proxy card as an alternative to voting in person at the Annual Meeting. Voting by any of these methods will ensure your representation at the Annual Meeting.

We encourage you to sign up for electronic delivery of future proxy materials in order to conserve natural resources and help us reduce printing costs and postage fees. For more information, please see “Questions and Answers” in the Proxy Statement.

We urge you to carefully review the proxy materials and to vote FOR the director nominees, FOR Spansion’s Named Executive Officers’ compensation, FOR the 2014 Employee Stock Purchase Plan, FOR the issuance of more than 19.99% of our outstanding Class A Common Stock upon conversion of the 2.00% Senior Exchangeable Notes issued in August 2013 and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

Please note that if you hold your shares in street name, brokers will not have discretion to vote your shares on the election of directors or the advisory vote on executive compensation. Accordingly, if you do not submit voting instructions to your broker on these matters, your shares will not be counted in determining the outcome of these matters. We encourage you to provide voting instructions to your brokers if you hold your shares in street name so that your voice is heard on these matters.

We look forward to seeing you at the Annual Meeting.

/s/ John H. Kispert

John H. Kispert
President and Chief Executive Officer

SPANSION INC.

915 DeGUIGNE DRIVE

P.O. BOX 3453

SUNNYVALE, CALIFORNIA 94088

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

We will hold the 2014 Annual Meeting of Stockholders of Spansion Inc. at 915 DeGuigne Drive, Sunnyvale, California, on Friday, May 16, 2014. The Annual Meeting will start at 8:00 a.m. local time. At the Annual Meeting, our stockholders will be asked to:

1.	Elect two Class I directors to serve for a three-year term expiring at the 2017 annual meeting of stockholders;

2.

Approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission;

3.	Approve the Spansion Inc. 2014 Employee Stock Purchase Plan;

4.	Approve the issuance of more than 19.99% of our outstanding Class A Common Stock upon the conversion of our 2.00% Senior Exchangeable Notes issued in August 2013;

5.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year; and

6.	Transact any other business that properly comes before the Annual Meeting and any postponement or adjournment of the Annual Meeting.

Only record holders of our Class A Common Stock at the close of business on March 18, 2014, the record date for the Annual Meeting, are entitled to receive notice of and to vote on all matters submitted to a vote of stockholders at the Annual Meeting. Stockholders present at the Annual Meeting or who have submitted a valid proxy over the Internet, by telephone or by mail will be deemed to be present in person to vote at the Annual Meeting. Stockholders are urged to read the attached proxy statement carefully for additional information concerning the matters to be considered at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who plan to attend in person are nevertheless requested to vote online, by telephone, or by signing and returning their proxy cards to make certain that their vote will be represented at the Annual Meeting should they unexpectedly be unable to attend.

By Order of the Board of Directors,

/s/ Katy Motiey
Katy Motiey Corporate Secretary

This proxy statement and accompanying proxy card are first being distributed on or about April 21, 2014.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE ONLINE OR BY TELEPHONE, OR TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. VOTING ONLINE, BY TELEPHONE, OR BY RETURNING YOUR PROXY CARD WILL ENSURE THAT YOUR VOTE IS COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE ANNUAL MEETING.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS	1

ITEM 1—ELECTION OF DIRECTORS	5

CORPORATE GOVERNANCE	8

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS	13

DIRECTOR COMPENSATION	17

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	20

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS	21

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	21

EXECUTIVE OFFICERS	22

ITEM 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION	23

EXECUTIVE COMPENSATION AND RELATED MATTERS - COMPENSATION DISCUSSION AND ANALYSIS	24

ITEM 3 – APPROVAL OF THE 2014 EMPLOYEE STOCK PURCHASE PLAN	51

ITEM 4—ISSUANCE OF MORE THAN 19.99 PERCENT OF OUR CLASS A COMMON STOCK UPON THE EXCHANGE OF THE 2.00% SENIOR EXCHANGEABLE NOTES ISSUED IN AUGUST 2013	55

ITEM 5---RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	57

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	58

AUDIT COMMITTEE REPORT	59

OTHER MATTERS	59

ANNUAL REPORT AND FINANCIAL STATEMENTS	59

SPANSION INC.

PROXY STATEMENT

2014 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS

1.	Q:	WHO IS SOLICITING MY VOTE?

A:

This proxy solicitation is being made by the Board of Directors of Spansion Inc. All expenses of soliciting proxies, including clerical work, printing and postage, will be paid by us. Our directors, officers and other employees may solicit proxies in person, by mail, by telephone, by facsimile, through the Internet or by other means of communication, but such persons will not be specifically compensated for such services. We may also retain the services of Alliance Advisors LLC to assist in soliciting proxies. If we retain Alliance Advisors, we expect to pay them a fee of approximately $15,000, plus reasonable out-of-pocket expenses.

2.	Q:	WHEN WAS THIS PROXY STATEMENT MAILED TO STOCKHOLDERS?

	A:	This proxy statement was first mailed to stockholders on or about April 21, 2014.

3.	Q:	WHAT MAY I VOTE ON?

	A:	Holders of Spansion’s Class A Common Stock (the “common stock”) may vote on the following matters:

•

The election of two director nominees, Keith Barnes and William E. Mitchell, to serve as Class I Directors on our Board of Directors; an advisory vote on executive compensation; approval of the Spansion Inc. 2014 Employee Stock Purchase Plan; approval of the issuance of more than 19.99% of our common stock upon the exchange of the 2.00% Senior Exchangeable Notes issued in August 2013; and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

4.	Q:	HOW DOES THE BOARD OF DIRECTORS RECOMMEND I VOTE ON THE PROPOSALS?

	A:	The Board recommends that you vote:

• FOR each of the Class I director nominees;

• FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in this proxy statement;

• FOR the approval of the Spansion Inc. 2014 Employee Stock Purchase Plan;

• FOR the approval of the issuance of more than 19.99% of our common stock upon the exchange of the 2.00% Senior Exchangeable Notes issued in August 2013; and

• FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

5.	Q:	WHO IS ENTITLED TO VOTE?

A:

Stockholders as of the close of business on March 18, 2014, the Record Date, are entitled to vote on all items properly presented at the Annual Meeting for which they are eligible to vote. On the Record Date, 59,991,016 shares of common stock, including 367,569 remaining shares held in reserve for issuance upon settlement of allowed claims of certain unsecured creditors pursuant to our plan of reorganization, were outstanding. Every stockholder is entitled to one vote for each share of common stock held. A list of these stockholders will be available during ordinary business hours at the principal place of business of Spansion, located at 915 DeGuigne Drive, Sunnyvale, California 94085-3836, during at least the ten days immediately preceding the date of the Annual Meeting. The list of stockholders will also be available at the time and place of the Annual Meeting.

6.	Q:	HOW DO I VOTE BY MAIL?

A:

If you complete and properly sign each proxy card you receive and return it to us in the prepaid envelope, it will be voted by one of the individuals indicated on the card (your “proxy”) as you direct.

If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the election of each of the director nominees, FOR the compensation of our Named Executive Officers, FOR the 2014 Employee Stock Purchase Plan, FOR the issuance of more than 19.99% of our common stock upon the conversion of our 2.00% Senior Exchangeable Notes issued in August 2013 and FOR the ratification of the appointment of our auditors. If your shares are held by your broker, see question 12 below.

7.	Q:	CAN I VOTE BY TELEPHONE OR ELECTRONICALLY?

A:

If you live in the United States or Canada, you may submit your proxy by following the Vote by telephone instructions on the proxy card. If you have Internet access, you may submit your proxy from any location in the world by following the Vote by Internet instructions on the proxy card.

8.	Q:	WHO CAN ATTEND THE ANNUAL MEETING?

A:

Only stockholders as of the Record Date, holders of proxies for those stockholders and other persons invited by us can attend. If your shares are held by your broker in “street name,” you must bring a letter from your broker or a copy of your proxy card to the meeting showing that you were the direct or indirect beneficial owner of the shares on the Record Date to attend the meeting.

9.	Q:	CAN I VOTE AT THE MEETING?

A:

Yes. If you attend the Annual Meeting and plan to vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and have the right to vote in person at the Annual Meeting. If your shares are held by your broker in “street name,” you are considered the beneficial owner of the shares held in street name. As a beneficial owner, if you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from your broker showing that you were the beneficial owner of the shares on the Record Date and are authorized to vote those shares.

10.	Q:	CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD OR AFTER I HAVE VOTED BY TELEPHONE OR ELECTRONICALLY?

	A:	Yes. You may change your vote at any time before the voting concludes at the Annual Meeting by:
		•	Sending in another proxy with a later date by mail, telephone or over the Internet;
		•	Notifying our Corporate Secretary in writing before the Annual Meeting that you wish to revoke your proxy; or
		•	Voting in person at the Annual Meeting.

11.	Q:	HOW DO I VOTE MY SHARES IF THEY ARE HELD IN STREET NAME?

A:

If your shares are held by your broker in “street name,” you will receive a form from your broker seeking instruction as to how your shares should be voted. We urge you to complete this form and instruct your broker how to vote on your behalf. You can also vote in person at the Annual Meeting, but you must bring a legal proxy from the broker showing that you were the beneficial owner of your shares on the Record Date and are authorized to vote the shares.

12.	Q:	WHAT IS BROKER “DISCRETIONARY” VOTING?

A:

If you hold your shares through a broker, your broker is permitted to vote your shares on routine “discretionary” items, such as the ratification of our independent registered public accounting firm, if it has transmitted the proxy materials to you and has not received voting instructions from you on how to vote your shares before the deadline set by your broker.

However, brokers do not have the discretion to vote your shares on the election of directors, the advisory vote on executive compensation or the issuance of more than 19.99 percent of our common stock upon the exchange of the 2.00% Senior Exchangeable Notes issued in August 2013. Accordingly, if your shares are held through a broker and you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of the election of the directors, the advisory vote on executive compensation or the issuance of 20 percent or more of our common stock upon the exchange of the2.00% Senior Exchangeable Notes.

13.	Q:	WHAT IS A “QUORUM?”

A:

A “quorum” is a majority of the outstanding shares of common stock issued and outstanding and entitled to vote. They may be present at the Annual Meeting or represented by proxy. There must be a quorum for the Annual Meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. Broker “non-votes” are also considered a part of the quorum. Broker non-votes occur when a broker holding shares for a beneficial owner does not vote on a particular matter because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

14.	Q:	HOW ARE MATTERS PASSED OR DEFEATED?

A:

Each of the two directors will be elected if each of them receives the affirmative vote of a majority of the votes cast. A majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. Abstentions will not be counted in the determination of the majority of votes cast and will have no effect on this proposal.

The advisory vote on the compensation of our Named Executive Officers’ compensation will pass if the number of votes cast in favor of it exceeds the number of votes cast against it. Because your vote is advisory, it will not be binding on the Board of Directors, the Compensation Committee or Spansion. However, the Board of Directors will review the voting results and take them into consideration when making future compensation decisions regarding Spansion’s Named Executive Officers.

The 2014 Employee Stock Purchase Plan will be approved if it receives an affirmative vote of the majority of the votes cast on the proposal.

The proposed issuance of more than 19.99% of our common stock upon the exchange of the 2.00% Senior Exchangeable Notes issued in August 2013 will pass if it receives an affirmative vote of the majority of the votes cast on the proposal.

The appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year will be ratified if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal.

Abstentions with regard to the advisory vote on executive compensation, the Spansion Inc. 2014 Employee Stock Purchase Plan, the proposed issuance of more than 19.99% of our common stock upon the exchange of the 2.00% Senior Exchangeable Notes issued in August 2013 and the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm will have the same effect as a vote against these proposals.

15.	Q.	WHAT HAPPENS IF DIRECTORS DO NOT RECEIVE THE REQUIRED MAJORITY VOTE?

A.

Our Bylaws provide that if a nominee for election to the Board of Directors is an incumbent director and had a greater number of votes “Against” than the number of votes cast “For” his or her election, the director is required to tender his resignation and the Nominating and Corporate Governance Committee, or in certain instances the full Board or another committee of independent directors, will determine whether to accept the resignation.

16.	Q:	WHO WILL COUNT THE VOTES?

	A:	Votes will be tabulated by Computershare Trust Company, N.A.

17.	Q:	HOW WILL VOTING ON ANY BUSINESS NOT DESCRIBED IN THE NOTICE OF ANNUAL MEETING BE CONDUCTED?

A:

We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your signed proxy card gives Randy W. Furr, our Corporate Executive Vice President and Chief Financial Officer and Katy Motiey, our Corporate Senior Vice President, General Counsel and Secretary, or either of them, authority to vote on such matters in their discretion.

18.	Q:	HOW CAN I OBTAIN ELECTRONIC COPIES OF THE PROXY MATERIALS FOR THE 2014 ANNUAL MEETING?

	A:	This proxy statement and Spansion’s Annual Report on Form 10-K for Fiscal 2013 are available electronically at the Investor Relations page of our website at www.spansion.com/2014proxy/.

19.	Q:	WHEN ARE THE STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING DUE?

A:

In accordance with the rules of the Securities and Exchange Commission (the SEC), in order for stockholder proposals to be considered for inclusion in the proxy statement for the 2015 Annual Meeting, they must be submitted in writing to our Corporate Secretary, Spansion Inc., 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088 on or before December 22, 2014. Our Bylaws provide that for directors to be nominated or other proposals to be properly presented at a stockholders Annual Meeting that are not included in our proxy statement for the 2015 Annual Meeting, notice of any such nomination or proposal must be received by us between January 16, 2015 and February 15, 2015. However, if our 2015 Annual Meeting is not within 30 days of May 16, 2015, to be timely, the notice by the stockholder must be received by our Corporate Secretary not later than the close of business on the tenth day following the day on which the first public announcement of the date of the Annual Meeting was made or the notice of the meeting was mailed, whichever occurs first. More information on our Bylaws and a description of the information that must be included in the stockholder notice is included in this proxy statement under the heading “Consideration of Stockholder Nominees for Director and Other Proposals.”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2014 ANNUAL STOCKHOLDERS MEETING TO BE HELD ON MAY 16, 2014.

The proxy statement to security holders is available at www.spansion.com/2014proxy/ .

ITEM 1—ELECTION OF DIRECTORS

General

Our Board of Directors currently consists of seven directors. Our Amended and Restated Certificate of Incorporation provides that the Board of Directors consists of three classes of directors (Class I, Class II and Class III), each serving staggered three-year terms. At each annual meeting of stockholders, directors of one of the three classes will be elected for a term of three years to succeed those directors whose terms are expiring.

Classified Board

Our Board of Directors is currently composed of the following classes of directors:

Class	Expiration	Member
Class I	2014	Keith Barnes
		William E. Mitchell

Class II	2015	Hans Geyer
		Clifton Thomas Weatherford

Class III	2016	Raymond Bingham
		John H. Kispert
		Michael S. Wishart

Election of Class I Directors

At the Annual Meeting, two directors will be elected for a three-year term, which expires at our 2017 Annual Meeting of Stockholders, and until their successors are duly elected and qualified in accordance with our Bylaws. The nominees, Keith Barnes and William E. Mitchell, are presently members of our Board of Directors.  See “Nominees” below. If Messrs. Barnes or Mitchell should be unable or decline to serve at the time of the Annual Meeting, the persons named as proxies on the proxy card will vote for such substitute nominee(s) as our Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by our Board of Directors. The Board of Directors has no reason to believe that the nominees will be unable or decline to serve as directors if elected.

The Board of Directors recommends that stockholders vote in favor of the election of Messrs. Barnes and Mitchell. Proxies received will be voted “FOR” the nominees named below, unless marked to the contrary.

 Nominees

The following Class I director nominees are standing for election:

Keith Barnes, age 62, has served as a Class I Director since August 11, 2011. Mr. Barnes serves as Chair of the Compensation Committee and also serves on the Audit Committee. Mr. Barnes was Chairman and Chief Executive Officer of Verigy Ltd., a company that designs, manufactures, sells, and services advanced test systems and solutions for the semiconductor industry, from 2006 until he retired in July 2011. He served as Chief Executive Officer of Integrated Measurement Systems, Inc. (IMS), a manufacturer of engineering test stations and test software, from 1995 until 2001, and also as Chairman of the board of directors of IMS from 1998 through 2001, when it was acquired by Credence Systems Corporation. From 2003 through 2006, Mr. Barnes was Chairman and Chief Executive Officer of Electroglas, Inc. a provider of advanced wafer probers, device handlers, test floor management software and services for the semiconductor industry. Mr. Barnes currently serves on the board of directors of JDS Uniphase Corporation, a provider of communications test and measurement solutions and optical products, Mentor Graphics Corporation, a provider of electronic design automation software, and Knowles Corporation, a market leader and global supplier of advanced micro-acoustic, specialty components, and human interface solutions. From 2004 to 2010, Mr. Barnes served on the board of directors at Cascade Microtech Inc., a developer of wafer probe solutions and from 2012 to 2013, Mr. Barnes served on the board of directors of Intermec Inc., a manufacturer and supplier of automated identification and data capture equipment which was acquired by Honeywell in 2013. Mr. Barnes graduated from San Jose State University with a Bachelor of Science degree in Environmental Science. Our Board of Directors has concluded that Mr. Barnes should serve on the Board based on his extensive industry and management experience.

 William E. Mitchell, age 70, has served as a Class I Director since May 31, 2011. Mr. Mitchell serves as chair of the Nominating and Corporate Governance Committee and also serves on the Compensation Committee. Mr. Mitchell is the managing partner of Sequel Capital Management, LLC, a private equity firm that he founded in 2010. Mr. Mitchell served as the chairman of the board of directors of Arrow Electronics, Inc. from May 2006 until December 2009, and also served as President and Chief Executive Officer of Arrow Electronics, Inc. from February 2003 to May 1, 2009. Prior to that, Mr. Mitchell was Executive Vice President of Solectron Global Services from 1999 to 2003 and was Chairman, President and Chief Executive Officer of Sequel, Inc. from 1995 to 1999 until its acquisition by Solectron. Mr. Mitchell serves on the board of directors of Humana Inc., a leading health care company, and Rogers Corporation, a leader in solutions for power electronics, advanced foams and high-frequency printed circuit materials. Mr. Mitchell served on the board of directors of Brown-Forman Corporation, a leading provider of fine wines and spirits from 2007 to 2013 and served on the board of directors of National Semiconductor until it was acquired by Texas Instruments in 2011. Mr. Mitchell received his bachelor’s degree in engineering from Princeton University and his master’s degree in engineering from the University of Michigan. Our Board of Directors has concluded that Mr. Mitchell should serve on the Board based on his experience as president and chief executive officer of a global distribution company, his experience and extensive knowledge of international business operations and his significant experience in the governance of large publicly-traded corporations.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

“FOR” THE PROPOSED DIRECTOR NOMINEES LISTED ABOVE.

Other Directors

The following five directors whose terms of office do not expire in 2014 will continue to serve after the Annual Meeting until such time as their respective terms of office expire and their respective successors are duly elected and qualified:

Raymond Bingham, age 68, has served as Chairman of the Board and a Class III Director since May 10, 2010 and shall hold office for a term expiring at the annual meeting of stockholders to be held in 2016. Mr. Bingham serves as a member of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. Mr. Bingham has served as an Advisory Director of General Atlantic LLC, a global private equity firm, since January 2010 and a Managing Director from November 2006 to December 2009. He was Executive Chairman of the board of directors of Cadence Design Systems, Inc., a supplier of electronic design automation software and services, from May 2004 to July 2005 and served as a director of Cadence from November 1997 to July 2005. Prior to being Executive Chairman, he served as President and Chief Executive Officer of Cadence from April 1999 to May 2004 and as Executive Vice President and Chief Financial Officer from April 1993 to April 1999. He serves as a director of Oracle Corporation, a database software company, Flextronics International Ltd., an electronics manufacturing services provider, Dice Holdings, Inc., a supplier of specialized websites for professional communities and Fusion-io, a provider of enterprise solid-state technology and high performance I/O solutions. Mr. Bingham served on the board of directors of STMicroelectronics N.V., a semiconductor manufacturing company, from April 2007 to April 2013.  Mr. Bingham received a Master of Business Administration degree from the Harvard Business School and a Bachelor of Science degree in Economics (with Honors) from Weber State University. Our Board of Directors has concluded that Mr. Bingham should serve on the Board based on Mr. Bingham’s extensive and significant senior leadership, industry and financial experience, and his service as a public company director on the boards and board committees of technology companies.

Hans Geyer, age 63, has served as a Class II Director since May 10, 2010 and shall hold office for a term expiring at the annual meeting of stockholders to be held in 2015. Mr. Geyer is a member of the Audit Committee. Since December 2006, Mr. Geyer has been a consultant for the private equity industry. Mr. Geyer served as Corporate Vice President and General Manager of Intel Corporation’s Storage Group from 2005 until his retirement in December 2006, and as General Manager, Networking and Storage Group from 2004 to 2005. In 1995, Mr. Geyer was elected Vice President of Intel and in 1993, was appointed Vice President of Intel’s Microprocessor Group. Mr. Geyer joined Intel in 1980 and has since held various positions, including general manager of European Operations, general manager of the 386/486 microprocessor division, general manager of the flash memory group, and general manager of the cellular and application processor group. Prior to joining Intel, Mr. Geyer was involved in hardware and software development for intelligent and point-of-sales terminals at Siemens AG, Germany. He served as a director of Trident Microsystems, Inc., a supplier of display processors, from May 2007 to February 2010. Mr. Geyer studied computer science and mathematics at the Technical University of Munich and holds a master’s degree (Diplom-Informatiker) in Computer Science. He is also an alumnus of INSEAD. Our Board of Directors has concluded that Mr. Geyer should serve on the Board based on Mr. Geyer’s extensive and significant senior leadership, extensive industry and technical experience related to Spansion’s semiconductor research and development, and his service on the boards and board committees of technology companies.

John H. Kispert, age 50, has served as a Class III Director since May 10, 2010 and shall hold office for a term expiring at the annual meeting of stockholders to be held in 2016. Mr. Kispert previously served as a Director of Spansion from February 2009 to May 2010. Mr. Kispert has served as President and Chief Executive Officer of Spansion since February 2009. Previously, Mr. Kispert spent thirteen years in a number of executive roles at KLA-Tencor, including President and Chief Operations Officer. Prior to KLA-Tencor, Mr. Kispert held several senior management positions with IBM. Mr. Kispert has served as a director of Extreme Networks, Inc., a network hardware company, since May 2009 and as a director of Gigamon Inc., a provider of traffic visibility solutions, since December 2013. Mr. Kispert holds a Master of Business Administration degree from the University of California, Los Angeles and a Bachelor of Arts degree in Political Science from Grinnell College. Our Board of Directors has concluded that Mr. Kispert should serve on the Board based on Mr. Kispert’s significant senior leadership, industry, financial and operational experience. In addition, as Spansion’s President and Chief Executive Officer, Mr. Kispert has direct responsibility for Spansion’s strategy and operations.

Clifton Thomas Weatherford, age 67, has served as a Class II Director since May 10, 2010 and shall hold office for a term expiring at the annual meeting of stockholders to be held in 2015. He is Chairman of the Audit Committee and also serves on the Nominating and Corporate Governance Committee. Mr. Weatherford served as Executive Vice President and Chief Finance Officer at Business Objects, a provider of business intelligence software, from September 1997 until his retirement in January 2003. Mr. Weatherford brings over 40 years in global technology expertise with senior financial positions at Business Objects, NETCOM On-Line Communication Services, Logitech, Texas Instruments, Schlumberger and Tandem Computers. Mr. Weatherford is a director at several public companies, including Mellanox Technologies, a supplier of high-bandwidth computer hardware and Guidewire Software, Inc., a provider of core system software to property/casualty insurers, as well as several private companies. Mr. Weatherford also served on the board of directors of Tesco Corporation from 2004 to 2013, InfoGroup from 2007 to 2010, Advanced Analogic Technologies from 2004 to 2011 and SMART Modular Technologies from 2005 to 2011. Mr. Weatherford holds a Bachelor of Business Administration from the University of Houston in Texas. Our Board of Directors has concluded that Mr. Weatherford should serve on the Board based on Mr. Weatherford’s extensive and significant senior leadership, industry and financial experience, and his service as a public company director on the boards and board committees of technology companies and as a public company executive.

Michael S. Wishart, age 59, has served as a Class III Director since December 3, 2013 and shall hold office for a term expiring at the annual meeting of stockholders to be held in 2016. Mr. Wishart was referred to us by a member of the Board of Directors. Mr. Wishart served as a Managing Director and Advisory Director of Goldman, Sachs & Co. from 1999 until he retired in June 2011. Since his retirement he has provided strategic and business consulting as the President of Roehampton Road, LLC. From 1991 to 1999, he served as Managing Director, Head of Global Technology and Investment Banking for Lehman Brothers. From 1978 to 1992 he held various positions at Smith Barney, Harris Upham & Co. Mr. Wishart holds a Bachelor of Science from St. Lawrence University and a Masters in Business Administration from Stanford Graduate School of Business. Our Board of Directors has concluded that Mr. Wishart should serve on the Board based on his extensive experience advising technology companies as an investment banker.

CORPORATE GOVERNANCE

Majority Voting

On February 15, 2013, the Board of Directors approved an amendment to Spansion’s Bylaws to change to a majority vote standard from a plurality vote standard for the election of directors with respect to uncontested elections. This standard requires each director to receive a majority of the votes cast to be elected. A majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. Previously, in uncontested elections, directors were elected under a plurality vote standard, which meant that the candidates receiving the highest number of votes were elected whether or not they received a majority of the votes cast. In contested elections, where the number of nominees exceeds the number of directors to be elected, the vote standard will continue to be a plurality of votes cast. Incumbent directors will submit a written resignation to the Board if they do not receive a majority of the votes cast.  Those resignations will be considered by the Nominating and Corporate Governance Committee, or in certain circumstances, the full Board or another committee of independent directors.

Principles of Corporate Governance

The Board of Directors has adopted the Principles of Corporate Governance to provide a framework for corporate governance matters. The Principles of Corporate Governance include topics such as Board and Board Committee composition, the role and functions of the Board, the responsibilities of various Board committees and Board evaluations. The Nominating and Corporate Governance Committee is responsible for reviewing and recommending any changes on the Principles of Corporate Governance to the Board.

Director Independence

The Board of Directors affirmatively determines the independence of each director and nominee for election as a director in accordance with the elements of independence set forth in the New York Stock Exchange listing standards. In February 2014, the Board reviewed the independence of each director and director nominee. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and Spansion and our subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate families (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of Spansion’s executive team or their affiliates. The purpose of this review was to determine whether any transactions or relationships exist that are inconsistent with a determination of director independence.

As a result of this review, the Board of Directors considered: Mr. Bingham’s service on the board of directors of Flextronics International Ltd., which is a customer of Spansion, and Spansion’s employment of Mr. Bingham’s adult son in an entry-level Human Resources position during 2013, for which the son was paid approximately $54,000. The Board determined that these relationships and transactions do not conflict with the elements of independence set forth in the New York Stock Exchange listing standards. Therefore, the Board of Directors affirmatively determined that each of the following directors and director nominees is independent and has no relationship with Spansion, except as a director and stockholder of Spansion:

• Keith Barnes	•	William E. Mitchell
• Raymond Bingham	•	Clifton Thomas Weatherford
• Hans Geyer	•	Michael S. Wishart

The Board also affirmatively determined that Mr. Kispert is not independent because he is the President and Chief Executive Officer of Spansion.

Nominations for Directors

Process for Evaluating and Selecting Potential Director Candidates

Our Nominating and Corporate Governance Committee is responsible for annually identifying and recommending to the Board of Directors the nominees to be selected by the Board for each annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected) and recommending candidates to fill any vacancies on the Board (whether through the resignation of any director or through the increase in the number of directors by the Board). The Nominating and Corporate Governance Committee is also responsible for periodically assessing and developing the appropriate criteria to be utilized in evaluating potential director nominees, and communicating such criteria to the Board.

Minimum Qualifications for Director Nominees

The Nominating and Corporate Governance Committee has established the following minimum criteria for evaluating prospective candidates to be selected by the Board:

•	Reputation for integrity, strong moral character and adherence to high ethical standards;

•	Holds or has held a generally recognized position of leadership in the community or chosen field of endeavor, and has demonstrated high levels of accomplishment;

•	Demonstrated business acumen and experience, and ability to exercise sound business judgment and common sense in matters that relate to the current and long-term objectives of Spansion;

•	Ability to read and understand basic financial statements and other financial information pertaining to Spansion;

•	Commitment to understand our business, industry and strategic objectives;

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Commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board committees and stockholders (taking into account the number of other company boards on which the candidate serves), and ability to generally fulfill all responsibilities as a director;

•	Willingness to represent and act in the interests of all stockholders of Spansion rather than the interests of a particular group;

•	Good health and ability to serve;

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For prospective non-employee directors, independence under SEC rules and the New York Stock Exchange listing standards, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director; and

•	Willingness to accept the nomination to serve as a director of Spansion.

Other Factors for Potential Consideration

The Nominating and Corporate Governance Committee will also consider the following factors in connection with its evaluation of each prospective director nominee:

•	Whether the prospective director nominee will foster a diversity of skills and experiences;

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Whether the prospective director nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an “audit committee financial expert” under applicable SEC rules and the New York Stock Exchange listing standards;

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For incumbent directors standing for re-election, the director’s performance during his or her term, including the number of meetings attended, level of participation, and overall contribution to Spansion;

•	The number of other company boards on which the prospective director nominee serves; and

•	Whether the prospective director nominee will add to or complement the Board’s existing strengths.

Process for Identifying, Evaluating and Recommending Director Nominees

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The Nominating and Corporate Governance Committee initiates the process for identifying, evaluating and recommending prospective director nominees by preparing a list of potential candidates who, based on their biographical information and other information available to the Nominating and Corporate Governance Committee, appear to meet the criteria specified above and who have specific qualities, skills or experience being sought (based on input from the Board).

Outside Advisors. The Nominating and Corporate Governance Committee may engage a third-party search firm or other advisors to assist in identifying prospective director nominees.

Stockholder Suggestions for Potential Nominees. The Nominating and Corporate Governance Committee will consider suggestions of prospective director nominees from stockholders. The Nominating and Corporate Governance Committee will evaluate a prospective director nominee suggested by any stockholder in the same manner and against the same criteria as any other prospective director nominee identified by the Nominating and Corporate Governance Committee from any other source. Stockholders wishing to suggest a person to the Nominating and Corporate Governance Committee for its consideration should submit such suggestion to our Corporate Secretary at Spansion Inc., 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088, or at Corporate.Secretary@spansion.com.

Nomination of Incumbent Directors. The re-nomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria set forth above. For incumbent directors standing for re-election, the Nominating and Corporate Governance Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended; level of participation, and overall contribution to Spansion; composition of the Board at that time; and any changed circumstances affecting the individual director which may bear on his or her ability to continue to serve on the Board.

Management Directors. The number of officers or employees of Spansion serving at any time on the Board should be limited such that at all times a majority of the directors is “independent” under applicable SEC rules and the New York Stock Exchange listing standards.

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After reviewing appropriate biographical information and qualifications, first-time candidates will be interviewed by at least one member of the Nominating and Corporate Governance Committee and by the Chief Executive Officer.

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Upon completion of the above procedures, the Nominating and Corporate Governance Committee shall determine the list of potential candidates to be recommended to the Board for nomination at the annual meeting.

The Board of Directors will select the slate of nominees only from candidates identified, screened and approved by the Nominating and Corporate Governance Committee.

Consideration of Stockholder Nominees for Director and Other Proposals

Pursuant to our Bylaws, stockholders who wish to nominate persons for election to the Board of Directors or to propose other matters for consideration at the 2015 annual meeting must be stockholders of record when they give us notice of such nomination or proposal, must be entitled to vote at the meeting and must comply with the notice provisions in our Bylaws. A stockholder’s notice must be delivered to our Corporate Secretary or the Chair of the Nominating and Corporate Governance Committee not less than 90 nor more than 120 days before the anniversary date of the immediately preceding annual meeting. For our 2015 annual meeting, the notice must be delivered between January 16, 2015 and February 15, 2015. However, if our 2015 annual meeting is not within 30 days of May 16, 2015, the notice must be delivered no later than the close of business on the tenth day following the earlier of the day on which the first public announcement of the date of the Annual Meeting was made or the day the notice of the meeting is mailed. The stockholder’s notice must include the following information for any person proposed to be nominated:

•	Name, age, nationality, business and residence addresses;

•	Principal occupation and employment;

•	The class and number of shares of stock owned beneficially and of record by the proposed nominee;

•	Any other information required to be disclosed in a proxy statement with respect to the proposed nominee; and

•	The proposed nominee’s written consent to being a nominee and to serving as a director if elected.

The stockholder’s notice must also include the following information for the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or other proposal is made:

•	Names and addresses;

•	The number of shares of stock owned beneficially and of record by them;

•	A description of any arrangements or understandings between them and each proposed nominee and any other persons (including their names) pursuant to which the nominations are to be made;

•	A representation that they intend to appear in person or by proxy at the Annual Meeting to nominate the person named in the notice;

•	A representation as to whether they are part of a group that intends to deliver a proxy statement or solicit proxies in support of the nomination; and

•	Any other information that would be required to be included in a proxy statement.

The Chair of the Annual Meeting will announce whether the procedures in the Bylaws have been followed, and if not, declare that the nomination or other proposal be disregarded.

Communications with the Board or Non-Management Directors

Interested parties who wish to communicate with Spansion’s Board of Directors or with non-management directors may send their communications in writing to our Corporate Secretary, Spansion Inc., 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088 or send an email to Corporate.Secretary@spansion.com. Spansion’s Corporate Secretary will forward these communications to our independent directors except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements or patently offensive or otherwise inappropriate material. Stockholder communications will not be forwarded to the independent directors unless the stockholder submitting the communication identifies him or herself by name and sets out the number of shares of stock he or she owns beneficially or of record.

Codes of Business Conduct and Ethics and Principles of Corporate Governance

The Board of Directors has adopted a code of conduct entitled “The Code of Business Conduct,” which applies to all directors and employees and which was designed to help directors and employees resolve ethical and compliance issues encountered in the business environment. The Code of Business Conduct governs matters such as conflicts of interest, compliance with laws, confidentiality of company information, encouraging the reporting of any illegal or unethical behavior, fair dealing and use of company assets. The Board of Directors has also adopted a Code of Ethics for the Chief Executive Officer, the Chief Financial Officer, the Corporate Controller and All Other Senior Finance Executives. The Code of Ethics governs matters such as financial reporting, conflicts of interest and compliance with laws, rules, regulations and Spansion’s policies. The Board of Directors has also adopted Principles of Corporate Governance as a framework of its oversight activities devoted to protecting and advancing the long term interests of stockholders and other stakeholders.

You can access Spansion’s Code of Business Conduct, Code of Ethics and Principles of Corporate Governance at the Investor Relations section of our website at www.spansion.com or by writing to us at Corporate Secretary, Spansion Inc., 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088, or emailing us at Corporate.Secretary@spansion.com. We will provide you with this information free of charge. Please note that information contained on our website is not incorporated by reference in, or considered to be a part of, this document. We will post on our website any amendment to the Code of Ethics, as well as any waivers of the Code of Ethics, that are required to be disclosed by the rules of the SEC or the New York Stock Exchange.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors

Meetings of the Board and Committees

The Board of Directors has Audit, Compensation and Nominating and Corporate Governance committees. The members of these committees and their chairs are recommended by the Nominating and Corporate Governance Committee and then appointed by the Board. In fiscal 2013, the Board of Directors held 10 regularly scheduled and special meetings, the Audit Committee held nine regularly scheduled and special meetings, the Compensation Committee held nine regularly scheduled and special meetings and the Nominating and Corporate Governance Committee held three regularly scheduled and special meetings. During this period, all directors attended at least 75 percent of the meetings of the Board of Directors and Board committees on which they served. Also during this period, the independent directors met without any members of Spansion’s management present. Mr. Bingham, as Chairman, presides over meetings of the Board and the independent directors. Spansion’s directors are strongly encouraged to attend the Annual Meeting of Stockholders. All the members of our Board of Directors attended our 2013 Annual Meeting of Stockholders in person or by telephone.

Board Leadership Structure

Currently, Mr. Kispert serves as President and Chief Executive Officer of Spansion and Mr. Bingham, an independent director, serves as Chairman of the Board of Directors. The Board believes that Spansion and its stakeholders are best served at this time by this leadership structure because it is valuable to have strong independent leadership to assist the Board in fulfilling its role of overseeing the management of Spansion and its risk management practices separate from the CEO. However, the Principles of Corporate Governance permit the roles of the Chairman and CEO to be filled by the same or different individuals. This provides the Board with flexibility to determine whether the two roles should be combined in the future based on Spansion’s needs and the Board’s assessment of Spansion’s leadership from time to time. The Principles of Corporate Governance provide for a lead independent director if the roles are combined.

Role of the Board in Risk Oversight

The Board of Directors, acting directly and through its committees, is responsible for the oversight of Spansion’s risk management. Spansion’s management is responsible for day-to-day risk management activities, including, without limitation, strategic, operational, financial and regulatory risks. Spansion believes that risk is inherent in innovation and the pursuit of long-term strategic goals and opportunities. The Board does not have a standing risk management committee, but rather administers this oversight function directly and through its standing committees that address risks inherent in their respective areas of oversight.

Spansion’s Chairman of the Board of Directors is independent and maintains a separate role from the Chief Executive Officer. The Board believes this structure enables the Board to benefit from enabling the Chief Executive Officer to focus on operational and strategic matters while enabling the Chairman to focus on Board process and governance matters.

The Board of Directors believes in the value of an independent board of directors. Currently, six out of the seven members of the Board of Directors are independent. This includes all members of the Audit Committee, the Compensation Committee and the Nomination and Corporate Governance Committee. The Board receives full reports from each committee chair regarding the committee’s considerations and actions. The independent members of the Board of Directors also meet regularly without management present.

Board Committees

Audit Committee

The Audit Committee currently consists of Mr. Weatherford, as Chair, and Messrs. Barnes, Geyer and Wishart, each of whom was determined by the Board of Directors to be financially literate and “independent” as defined for Audit Committee members by the New York Stock Exchange listing standards. All of the members of the Audit Committee are qualified to be “audit committee financial experts” as defined under the rules of the SEC. The Board has designated Mr. Weatherford as the “audit committee financial expert.” Mr. Barnes serves on the audit committee of four public companies. The Board has determined that his simultaneous service on the three other committees will not impair his ability to effectively serve on our Audit Committee. Mr. Paul Mercadante served on the Audit Committee until he resigned from the Board on May 13, 2013. The Board determined that Mr. Mercadante was financially literate and “independent” as defined for Audit Committee members by the New York Stock Exchange listing standards

The Audit Committee assists the Board with its oversight responsibilities regarding our accounting and financial reporting processes, the audit of our financial statements, the integrity of our financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function and the independent registered public accounting firm. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee meets alone with our financial and legal personnel, our internal auditor and with our independent registered public accounting firm, who have free access to the Audit Committee at any time. The director of our Internal Audit Department reports directly to the Chair of the Audit Committee, confers regularly with our Chief Financial Officer and serves a staff function for the Audit Committee.

Compensation Committee

The Compensation Committee currently consists of Mr. Barnes, as Chair, and Messrs. Bingham and Mitchell, each of whom was determined by the Board to be “independent” as defined for Compensation Committee members by the New York Stock Exchange listing standards. Mr. Ajay Shah served as a member of the Compensation Committee until he resigned from the Board on May 13, 2013. The Board determined that Mr. Shah was “independent” as defined for Compensation Committee members by the New York Stock Exchange listing standards.

The role of the Compensation Committee is to oversee our compensation strategies and programs for our executive officers. The Compensation Committee has the authority to determine the form and amount of compensation to be paid or awarded to all our executive officers and to all other employees as delegated from time to time by the Board of Directors. The Compensation Committee’s responsibilities, among other things, include (i) reviewing and approving the corporate goals and objectives relevant to Chief Executive Officer compensation and evaluating Chief Executive Officer performance in light of those goals and objectives, (ii) reviewing and approving the corporate goals and objectives relevant to non-CEO executive officer compensation, (iii) reviewing and making recommendations to the Board of Directors with respect to the adoption and approval of, or amendments to, all umbrella cash-based plans, incentive compensation plans and equity-based compensation plans and approving for submission to stockholders all new stock option and equity compensation plans, (iv) providing oversight with respect to succession planning for the Chief Executive Officer and other executive officers, and (v) reviewing and making recommendations to the Board of Directors with respect to all forms and amounts of compensation for members of the Board of Directors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Mr. Mitchell, as Chair, and Messrs. Bingham and Weatherford, each of whom was determined by the Board of Directors to be “independent” as defined for Nominating Committee members by the New York Stock Exchange listing standards. Mr. Mercadante served as the Chair of the Nominating and Corporate Governance Committee until he resigned from the Board on May 13, 2013. The Board determined that Mr. Mercadante was “independent” as defined for Nominating Committee members by the New York Stock Exchange listing standards.

      The Nominating and Corporate Governance Committee assists the Board with its oversight responsibilities regarding the identification of qualified candidates to become Board members, the selection of nominees for election as directors at the next Annual Meeting of Stockholders (or special meeting of stockholders at which directors are to be elected), the selection of candidates to fill any vacancies on the Board, the selection of Board members for each committee of the Board, the development and recommendation to the Board of a set of applicable corporate governance guidelines and principles and oversight of the evaluation of the Board. While the Committee has not established minimum criteria for evaluating prospective director candidates, in determining if candidates are qualified to become Board members, it looks for the following attributes, which, among others, the Nominating and Corporate Governance Committee deems appropriate: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly-held company; experience serving as a director of a privately- or publicly-held company; experience in our industry and with relevant social policy concerns; ability to make independent analytical inquiries; academic expertise in an area of our operations; and practical and mature business judgment. In addition, the Nominating and Corporate Governance Committee considers a number of other factors, including whether the prospective director nominee will foster a diversity of skills and experiences and will add to or complement the Board’s existing strengths. The Nominating and Corporate Governance Committee will use the same standards to evaluate all director candidates, whether or not the candidates are proposed by stockholders. There have been no material changes to the process by which stockholders can nominate directors for election to the Board.

Bylaws and Committee Charters

You can access Spansion’s Bylaws and the charters of its Audit, Compensation and Nominating and Corporate Governance Committees at the Corporate Governance section of our website at www.spansion.com or by writing to us at Corporate Secretary, Spansion Inc., 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088, or emailing us at Corporate.Secretary@spansion.com. We will provide you with this information free of charge. Please note that information contained on our website is not incorporated by reference in, or considered to be a part of, this document.

Mitigation of Risk Relating to Compensation

The Compensation Committee has reviewed compensation-related risks and does not believe the Company’s compensation programs encourage excessive or inappropriate risk-taking or create risks that are reasonably likely to have a material adverse effect on the Company for the following reasons:

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The fixed (or base salary) component of the Company’s compensation program is designed to provide income independent of the Company’s stock price performance so that employees of the Company will not focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) components of compensation are designed to reward both short- and long-term company performance, which we believe discourages employees from taking actions that focus only on the short-term success of the Company. The Company feels that the variable elements of its compensation program are a sufficient percentage of overall compensation to motivate our executives and other employees to pursue superior short and long-term corporate results, while the fixed element is also sufficiently high to discourage the taking of unnecessary or excessive risks in pursuing such results.

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Because revenue and operating income performance are generally the measures for determining incentive award payments, the Company believes its executives and other employees are encouraged to take a balanced approach that focuses on generating corporate revenue while taking into account operating expenses. If we are not profitable at a reasonable level, there are no payouts under the incentive award program. The additional use of a relative Total Shareholder Return metric motivates the executive team to ensure we succeed not only against our own internal goals, but that we also succeed relative to other similar companies.

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The Company’s revenue and operating income performance targets are applicable to executives and employees alike, regardless of functional group. The Company believes this encourages consistent behavior and focus across the Company, rather than establishing different performance metrics depending on an employee’s level in the Company.

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The Company caps the funding of the cash incentive award for the Employee Incentive Plan at 200 percent of target, which the Company believes also discourages excessive risk taking. Even if the Company dramatically exceeds its revenue and operating income performance targets, incentive award payouts are limited. Conversely, the Company has minimum revenue and operating income targets so that revenue and profitability below a certain level (determined by the Compensation Committee) results in no incentive award payouts.

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The Company does not cap the cash incentive award for the Sales Incentive Plan, to provide maximum incentive for the sales force to meet and exceed their revenue objectives. However, Sales employees above the Vice President level, including our Named Executive Officers, do not participate in the Sales Incentive Plan and are thus limited to the Employee Incentive Plan cap and are incentivized to balance both revenue and profitability, which the Company believes also discourages excessive risk taking within the sales force.

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The Company has strict internal controls over the measurement and calculation of revenue and operating income, designed to keep them from being manipulated by any employee, including our executives. In addition, all employees of the Company are required to comply with our Code of Business Conduct, which covers among other things, accuracy in keeping the Company’s records.

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The Compensation Committee approves the employee annual and new hire equity guidelines as well as the overall equity pool. Any recommended equity grants outside these guidelines require special approval by the Compensation Committee.

•	In 2012, the Board adopted stock ownership guidelines for the Named Executive Officers and the Board members to support these individuals acting as owners of Spansion.

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As part of the Company’s Insider Trading Policy, the Company prohibits hedging and pledging transactions involving Spansion stock so executives and other employees of the Company cannot insulate themselves from the effects of poor Spansion stock price performance.

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In 2012, the Board adopted a Compensation Recovery Policy providing that the Board may require reimbursement or forfeiture of all or a portion of any cash or equity compensation that was paid to an executive based on financial results if a restatement is required and the Board determines that misconduct on the part of the executive contributed to the Company’s obligation to file the restatement.

Compensation Committee Interlocks and Insider Participation

The individuals who served as members of the Compensation Committee during fiscal 2013 were Messrs. Bingham, Barnes, Mitchell and Shah. No member of the Compensation Committee was at any time during fiscal 2013 or at any other time an officer or employee of Spansion. No member had any relationship with Spansion requiring disclosure under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during fiscal 2013.

DIRECTOR COMPENSATION

Our independent director compensation is determined by the Board of Directors acting upon the recommendation of the Compensation Committee. In setting director compensation, our Board of Directors considers, among other things, the significant amount of time that directors spend in fulfilling their duties, the skill-level required by directors and competitive market data. Directors who are also employees of Spansion, or who are otherwise determined to not be independent, receive no additional compensation for service as a director. We reimburse our directors for travel, lodging and related expenses they incur in attending Board of Directors and Board committee meetings.

Cash Compensation

During fiscal 2013 our current independent directors received fees for their services as set forth in the table below. Board cash retainer and meeting fees have not changed for fiscal 2014. All annual cash compensation is paid in quarterly installments.

Annual Retainer (1)	$60,000

Additional Annual Retainers:
Board Chairperson	$60,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$20,000
Nominating and Corporate Governance Committee Chair	$10,000

Fees for serving on a Board Committee (2)	$5,000

Fees Per Board/Committee Meeting in Excess of Ten Meetings (3)	$2,000

(1)	All independent directors, including directors serving as Chairperson, receive this annual retainer.
(2)	All independent directors serving on a Board committee, excluding directors serving as the Committee Chair, receive this annual fee.
(3)

If in any calendar year an independent director is required to and does attend more than an aggregate of ten meetings of (i) our Board of Directors, and (ii) the specific Board committees (including ad hoc Board committees) on which he or she serves, such director will receive $2,000 for each Board of Directors or Board committee meeting attended in person, or $1,000 for each Board of Directors or Board committee meeting attended by telephone, in excess of ten meetings.

Equity-Based Incentive Compensation

Before April 1, 2014, for each year of continued service, each independent director continuing service on the Board received an annual stock option award exercisable for 9,000 shares of our common stock and an annual restricted stock unit award of 13,000 units vesting into 13,000 shares of our common stock. In addition, for each year of continued service:

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an independent director continuing service as the Chairperson of the Board received an additional annual stock option award exercisable for 14,000 shares of our common stock and an additional annual restricted stock unit award for 20,000 shares of our common stock;

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independent directors continuing service as Chairs of the Audit or Compensation Committees received an additional annual stock option award exercisable for 10,000 shares of our common stock and an additional annual restricted stock unit award for14,000 shares of our common stock; and

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an independent director continuing service as Chair of the Nominating and Governance Committee received an additional annual stock option award exercisable for 5,000 shares of our common stock and an additional annual restricted stock unit award for 7,000 shares of our common stock.

Before April 1, 2014, when a new independent director was appointed to the Board, the director received an initial stock option award exercisable for 14,000 shares of our common stock and an initial restricted stock unit award for 20,000 shares of our common stock. These awards are made upon the director’s appointment to our Board of Directors. In addition:

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an independent director who is appointed as Chairperson of the Board received an additional initial stock option award exercisable for 22,000 shares of our common stock and an additional initial restricted stock unit award for 31,000 shares of our common stock;

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an independent director who is appointed as Chair of the Audit or Compensation Committee received an additional initial stock option award exercisable for 13,000 shares of our common stock and an additional initial restricted stock unit award for 18,000 shares of our common stock; and

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an independent director who is appointed as Chair of the Nominating and Governance Committee received an additional initial stock option award exercisable for 6,000 shares of our common stock and an additional initial restricted stock unit award for 9,000 shares of our common stock.

Beginning on April 1, 2014, we adopted a new compensation program for independent directors. When a new independent director is appointed to the Board, the director will receive an initial restricted stock unit award valued at $225,000 on the date of grant. For each year of continued service, each independent director continuing service on the Board will receive an annual restricted stock unit award valued at $225,000 on the date of grant. In addition, for each year of continued service:

•	an independent director serving as the Chairperson of the Board will receive an additional annual restricted stock unit award valued at $300,000 on the date of grant;

•	an independent director serving as Chair of the Audit or Compensation Committee will receive an additional annual restricted stock unit award valued at $150,000 on the date of grant; and

•	an independent director serving as Chair of the Nominating and Governance Committee will receive an additional annual restricted stock unit award valued at $75,000 on the date of grant.

All annual equity-based compensation is awarded to independent directors on the first trading day in April of each year. On such day, each independent director who joined our Board of Directors at or prior to September 30 of the previous year is entitled to receive a full annual equity award, while each independent director who joined our Board of Directors between October 1 and March 31 will receive an annual equity award prorated based on the number of months served. All equity awards vest quarterly over three years. Vesting will accelerate in connection with a change of control of Spansion. Upon retirement from or other cessation of service as a member of the Board of Directors, all unvested options and RSUs are cancelled. Former directors have three months following their cessation of service as members of the Board of Directors to exercise any vested options, provided that following a change of control, the independent members of the Board of Directors will have 12 months to exercise any vested options that are assumed by the surviving entity in any such transaction.

Equity Ownership Guidelines

In November 2012, the Compensation Committee recommended and the Board of Directors approved Spansion equity ownership guidelines for the non-employee directors.  These guidelines are intended to align the financial interests of Spansion’s Board members with the interests of the shareholders by ensuring that they develop a meaningful ownership position in the Company.  The directors are required to own a minimum of a specified number of shares of Spansion stock, set initially as a multiple of three times their annual retainer, within five years of becoming subject to the guidelines.  The Board members’ guideline is 15,000 shares and the Board chairman’s guideline is 30,000 shares.  Their current holdings are indicated in the Security Ownership of Directors and Executive Officers section of the Proxy Statement.

Director Summary Compensation Table for Fiscal 2013

The following table provides information concerning compensation paid to or earned by each of the independent directors who served on our Board of Directors at any time during fiscal 2013. Mr. Kispert, our President and Chief Executive Officer, does not receive additional compensation for his services as a director. The compensation received by Mr. Kispert as an employee of the Company is shown in the Fiscal 2013 Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Total ($)
Raymond Bingham	154,000	400,620	102,847	657,467
Keith Barnes	104,113	327,780	84,960	516,853
Hans Geyer	79,000	157,820	40,244	277,064
William E. Mitchell	91,201	157,820	40,244	289,265
Clifton Thomas Weatherford	99,000	327,780	84,960	511,740
Michael S. Wishart	4,615	244,600	60,745	309,960
Paul Mercadante(3)	27,563	242,800	62,602	332,965
Ajay Shah(3)	23,888	157,820	40,244	221,952

(1)	Retainers are pro-rated when a member of the Board of Directors is added or removed from a Committee position.
(2)

Amounts shown do not reflect compensation actually received by the directors.  Instead, the amounts reported reflect the grant date fair value of each stock option and restricted stock unit award computed in accordance with FASB ASC Topic 718. The assumptions used in valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, filed with the Securities Exchange Commission on February25, 2014.

(3)	Messrs. Mercadante and Shah resigned from the Board of Directors on May 13, 2013.

 As of December 29, 2013, the aggregate number of shares of common stock underlying stock options and restricted stock unit awards held by each of our independent directors were:

Name	Aggregate Number of Shares Underlying Stock Options	Aggregate Number of Shares Underlying Restricted Stock Unit Awards
Raymond Bingham	238,000	42,084
Keith Barnes	89,000	33,750
Hans Geyer	74,000	15,834
William E. Mitchell	54,000	17,084
Clifton Thomas Weatherford	114,000	32,500
Michael S. Wishart	14,000	20,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial owners of more than five percent of the outstanding shares of Spansion common stock as of March 18, 2014. This information is based upon our records and other information available from outside sources. We are not aware of any other beneficial owner of more than five percent of any class of Spansion common stock. Except as otherwise indicated, to our knowledge, each person has sole investment and voting power with respect to the shares shown as beneficially owned.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class Beneficially Owned (1)

Ameriprise Financial, Inc.(2) 145 Ameriprise Financial Center Minneapolis, MN 55474	9,038,929	15.07%

International Value Advisers, LLC(3) 717 Fifth Avenue, 10th Floor New York, New York 10022	5,678,303	9.47%

The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	3,053,352	5.09%

(1)

Based on 59,991,016 shares of common stock, including 367,569 remaining shares held in reserve for issuance upon settlement of allowed claims of certain unsecured creditors pursuant to our plan of reorganization outstanding as of March 18, 2014. Calculated in accordance with the rules of the Securities Exchange Act of 1934, as amended.

(2)

Based on information set forth in the Schedule 13G, Amendment No. 4, filed with the SEC on February 13, 2014, by Ameriprise Financial, Inc. (“AFI”), Columbia Management Investment Advisers, LLC (“CMIA”) and Columbia Seligman Communications & Information Fund (the “Fund”) pursuant to a joint filing agreement. CMIA, a wholly-owned subsidiary of AFI, is an investment advisor and has shared voting power with AFI as to 2,647,563 shares and shared dispositive power with AFI as to 9,038,929 shares of our common stock. The Fund has sole voting power and shared dispositive power for 4,727,023 shares of our common stock. AFI, as the parent company of CMIA, may be deemed to beneficially own the shares reported herein by CMIA. CMI, as the investment adviser to the Fund may be deemed to beneficially own the shares reported by the Fund. The shares reported herein by AFI include the shares reported by CMIA. The shares reported by CMI include the shares reported by the Fund. Each of AFI and CMIA disclaims beneficial ownership of any of these shares.

(3)

Based on information set forth in the Schedule 13G filed with the SEC on February 14, 2014. International Value Advisors, LLC has sole voting power for 5,323,296 shares and sole dispositive power for 5,678,303 shares.

(4)

Based on information set forth in the Schedule 13G, Amendment 1, filed with the SEC on February 11, 2014.  The Vanguard Group has sole voting power over 73,684 shares, sole dispositive power over 2,982,868 shares and shared dispositive power over 70,484 shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information known to us with respect to beneficial ownership of Spansion common stock, as of March 18, 2014, for our current directors and the nominees for election as directors, each of our executive officers listed in the Fiscal 2013 Summary Compensation Table and all of our directors and executive officers as a group. This ownership information is based upon information provided by the individuals.

Name	Shares Currently Owned	Shares Acquirable Currently or Within 60 Days	Aggregate Shares Beneficially Owned (1)	Percent of Class Beneficially Owned (1)(2)
John H. Kispert	96,763	1,925,523	2,022,286	3.37%
Raymond Bingham(3)	16,572	212,709	229,281	*
Keith Barnes	15,332	63,999	79,331	*
Hans Geyer	29,500	63,667	93,167	*
William Mitchell	21,375	40,958	62,333	*
Clifton Thomas Weatherford	20,333	64,833	85,166	*
Michael S. Wishart	1,666	1,166	2,832
Randy W. Furr	64,393	604,329	668,722	1.15%
All directors and executive officers as a group (8 persons)	265,934	2,977,184	3,243,118	5.41%

*	Less than one percent.
(1)

The number and percentage of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any share which the individual has the right to acquire within 60 days of March 18, 2014, through the exercise of any stock option or the vesting of any restricted stock unit award. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2)

Percent of class beneficially owned is based on 59,991,016 shares, including 367,569 remaining shares held in reserve for issuance upon settlement of allowed claims of certain unsecured creditors pursuant to our plan of reorganization, of Spansion common stock outstanding as of March 18, 2014.

(3)

Includes 9,864 shares held in a limited partnership and gifted to trusts for his children.  Mr. Bingham disclaims beneficial ownership of these shares except to the extent of his beneficiary interest therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers (as defined under Section 16) and any persons holding more than ten percent of a registered class of equity securities to file reports of ownership and changes in ownership with the SEC. Their initial report must be filed using the SEC’s Form 3 and they must report subsequent stock purchases, sales, option exercises and other changes using the SEC’s Form 4, which must be filed within two business days of most transactions. In some cases, such as changes in ownership arising from gifts and inheritances, the SEC allows delayed reporting at year-end on the SEC’s Form 5. Officers, directors and persons who beneficially own more than ten percent of a registered class of our equity securities are required by SEC regulations to furnish us with copies of all reports they file pursuant to Section 16(a). We make the services of our legal department available to our officers and directors to assist them in meeting their filing obligations.

Based solely on our review of these reports and written representations from our directors and executive officers, we believe that during fiscal 2013, each of Spansion’s directors, executive officers and ten percent security-holders complied with all applicable Section 16(a) filing requirements.

EXECUTIVE OFFICERS

Mr. John H. Kispert’s biography is included with the other members of the Board of Directors above. Mr. Kispert served as an executive officer of Spansion at the time that we filed the voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code.

Randy W. Furr, age 59, has served as Spansion’s Executive Vice President and Chief Financial Officer since June 2009. In November of 2012, his title was changed to Corporate Executive Vice President and Chief Financial Officer.  Mr. Furr has 30 years of experience in the technology sector and is an experienced financial and operations executive. Most recently, Mr. Furr held senior executive positions as Executive Vice President and Chief Financial Officer at Magellan Navigation, Inc. from August 2008 to June 2009, and as Chief Operating Officer and Chief Financial Officer at Aliph, a consumer Bluetooth telephony device company, from April 2008 to August 2008. Prior to that, Mr. Furr was at Adobe Systems, Inc., where he served as Senior Vice President, Business Process Improvement from May 2007 to January 2008, as Senior Vice President and Interim Chief Information Officer from November 2006 to May 2007, and as Executive Vice President and Chief Financial Officer from May 2006 to November 2006. Before joining Adobe Systems, Inc., Mr. Furr spent 13 years at Sanmina-SCI Corporation, an electronics manufacturing services provider, where he served as President and Chief Operating Officer from 1996 to 2005 and as Executive Vice President and Chief Financial Officer from 1992 to 1996. Mr. Furr served as a director of Sanmina-SCI Corporation from 1998 until 2005. Mr. Furr holds a Bachelor of Business Administration degree from the University of Oklahoma and is a certified public accountant.

ITEM 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are requesting your advisory approval of the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion in this Proxy Statement. This non-binding advisory vote is commonly referred to as a “say on pay” vote.

Executive Summary

Highlights of our executive compensation program for fiscal 2013 include:

● A significant majority of the compensation of our Named Executive Officers was tied to performance;

●   Continued emphasis on long-term equity incentives;

●   The following modifications to our Compensation Programs:

-  Updated our Compensation Peer Group to ensure alignment with Spansion’s revenue;

-  Ensured pay for our Named Executive Officers was well within that of the Compensation Peer Group;

-  Revised the performance-based RSU program to ensure alignment with best practice, including diversified performance metrics; and

-  Granted significantly less equity in 2013 than in past years.

● Strong governance practices: - Absence of material perquisites;
- Absence of tax “gross ups;”
- Double trigger change of control agreements;
- Prohibitions against hedging and pledging;
- Equity Ownership Guidelines; and
- Compensation Recovery (“clawback”) policy.

The Board of Directors has determined to hold a “say on pay” advisory vote every year. In accordance with the determination and Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking you to indicate your support for the compensation of our Named Executive Officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Spansion Inc.’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement, is hereby approved.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for Named Executive Officers. Unless the Board of Directors modifies its determination on the frequency of future “say on pay” advisory votes, the next “say on pay” advisory vote will be held at the 2015 annual meeting of stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

 Introduction

This Compensation Discussion and Analysis describes Spansion’s executive compensation program, including total 2013 compensation for our Named Executive Officers, listed below.

●	John H. Kispert, President and Chief Executive Officer

●	Randy W. Furr, Corporate Executive Vice President and Chief Financial Officer

●	Glenda Dorchak, former Corporate Executive Vice President and General Manager of Global Business[1]

●	Scot A. Griffin, former Corporate Senior Vice President, General Counsel and Secretary[1]

Executive Summary

Spansion is committed to aligning executive pay with company performance. At Spansion’s annual meeting of stockholders held in June 2013, approximately 49.9% of our stockholders voted in favor of our say on pay proposal, a result that was unacceptable to the Board and management. As part of the Compensation Committee’s (the “Committee”) oversight of the Company’s executive pay program, Spansion has developed an ongoing and active approach to shareholder engagement about executive pay. During 2012 and 2013 we engaged directly with more than 15 of our stockholders representing at least 50% of our ownership. Our conversations with these stockholders were constructive and were an important input into the Committee’s work on our pay program. Based in part on the feedback from shareholders, the Committee approved multiple changes to the Named Executive Officers’ pay program for 2013:

Shareholder Concerns	2013 Actions
Pay was too high for performance delivered

● Reduced target overall positioning of CEO and CFO pay alongside the peers in our Compensation Peer Group from the 90th percentile to 75th percentile

● Eliminated 2 largest peers from Compensation Peer Group which had revenue in excess of our Company revenues, and added two smaller semi-conductor companies that more closely compare with Spansion’s revenues

Programs were difficult to understand	● Introduced PSU program performance metric based on relative Total Shareholder Return (TSR) over 3 years ● Separated performance - and time-based restricted stock units
Elements of PSUs weren't aligned with best practice

● Lengthened the performance period for the PSUs to two (2) consecutive 18 month periods to fully earn these shares

● Changed PSU performance metric to relative TSR

● Eliminated carry-forward of unvested PSUs for under-performance

● Eliminated opportunity to accelerate earning of PSUs for over-performance

Bonus matrix was adjusted during 2012	● Did not reset goals mid-year 2013
Corporate governance features could be enhanced

● Adopted stock ownership requirements

● Adopted a Compensation Recovery ("clawback") Policy

● Amended the Insider Trading Policy to specifically prohibit the pledging of Spansion securities in addition to the existing prohibition on hedging

1 Ms. Dorchak retired from Spansion effective June 2013. Mr. Griffin resigned his position effective February 2014.

The Committee continued to address shareholder concerns in the pay program for 2014:

Shareholder Concerns	2014 Actions
Pay was too high for performance delivered

● Maintained target overall positioning of CEO and CFO pay at 75th percentile

● Eliminated 3 largest peers from Compensation Peer Group which had revenues in excess of our Company revenues

● Reduced target annual incentive for CEO and CFO

Programs were difficult to understand	● CEO and CFO moved back onto corporate annual incentive plan as planned
Elements of PSUs weren't aligned with best practice

● Lengthened the performance period for the PSUs granted in 2014 from two consecutive 18 month periods to one 36 month period

● Full earning of PSUs continues to be measured by relative TSR over 36 month period

Bonus matrix was adjusted during 2012	● Will not reset goals mid-year 2014

About Spansion

Spansion is a global leader in Flash memory-based embedded systems solutions. Spansion’s Flash memory, microcontrollers, mixed-signal and analog products drive the development of faster, more intelligent and energy efficient electronics. Spansion is at the heart of electronics systems, connecting, controlling, storing and powering everything from automotive electronics and industrial systems to the highly interactive and immersive consumer devices that are enriching people's daily lives.

2013 Company Performance’2

Spansion continued to perform well in a challenging flash memory market in 2013. We also successfully negotiated and executed a transformative acquisition in August when we acquired the microcontroller and analog business from Fujitsu.

Performance Relative to Flash Memory Competitors.

Spansion has achieved non-GAAP gross margins greater than 30 percent in 10 of the last 12 quarters. We continue to perform exceptionally well compared to our top competitors in the flash market, including Micron, Macronix and Winbond. The following table compares non-GAAP financial results for the last four quarters for Spansion and these key competitors.3   Spansion is best-in-class in Gross Margin, EPS, ROIC and ROE.

Flash Memory Competitor Comparison

	Spansion	Micron	Macronix	Winbond
4-Qtrs Ending:	12/29/13	11/28/13	12/31/13	12/31/13
Non-GAAP Gross Margin	33.3%	26.0%	8.8%	15.0%
Non-GAAP EPS	$0.75	$0.74	($0.06)	($0.00)
Non-GAAP ROIC[3]	8.0%	7.2%	-16.0%	0.8%
Non-GAAP ROE[4]	14.0%	10.2%	-22.1%	1.0%

2  This Compensation Discussion and Analysis contains non-GAAP financial measures. These non-GAAP financial measures include non-GAAP gross margin, Earnings Per Share (EPS), ROIC and ROE. The Appendix to this proxy statement provides a reconciliation of non-GAAP Financial Measures to Spansion’s results as reported under GAAP.

3  Based on public company filings; financials exclude one-time charges and stock compensation except for Macronix and Winbond

4   Based on last twelve months' data. ROIC = (Operating Income - Taxes) / (LT Debt + Equity); ROE = (Operating Income - Taxes) / (Book Equity)

Although we compete closely with these companies from a product standpoint, they are not included in our Compensation Peer Group because either they are not headquartered in the United States or their annual revenues do not align with our peer selection criteria, such as size parameters.

CEO Pay relative to Annual TSR. While we continue to monitor and manage the pay of our CEO relative to our peer companies, Mr. Kispert’s pay has generally aligned with our annual TSR performance, as illustrated below:

Acquisition from Fujitsu. We announced the acquisition of the microcontroller and analog businesses from Fujitsu on April 30, 2013 and closed the transaction on August 1, 2013 (the “Fujitsu Acquisition”). The Company acquired the businesses for purchase consideration of $158.5 million ($150.0 million, net of cash acquired). The acquisition expands our embedded market leadership and support to our customer base with a broader product line that now includes flash memory, microcontroller, analog, mixed signal and system-on-chip solutions. This business is expected to add more than $500 million to our annual revenue in 2014 and the operating results of the business were immediately accretive to our revenue and profit. Considering that most microcontroller and analog businesses sell for a multiple of revenue and this business was acquired for a fraction of revenue, it was not only an opportunistic transaction from an operations point of view (i.e., adding critical technologies to our portfolio), it was an excellent transaction from a financial perspective. In addition, we acquired nearly 1,100 employees in 28 locations in 12 countries with this acquisition, primarily technical and engineering-related talent.

Performance Against Compensation Program Objectives. Each January, the Committee sets performance goals relating to revenue and operating margin for our compensation programs. Our historical practice has been to establish extremely aggressive performance goals and, on occasion, to refine the specific goals mid-year, as we did in 2012. However, subsequent to setting up these aggressive performance goals for 2013, the Committee decided not to reassess the 2013 incentive plan goals mid-year as a result of feedback from our stockholders during our 2013 outreach efforts. The specific revenue and operating margin performance goals – at threshold, target and maximum levels - for the 2013 annual bonus program, and our 2013 results, are as follows. While we met the threshold for the Revenue goal, we did not achieve our non-GAAP Operating Margin threshold. As such our performance-based compensation was paid out below target, thus illustrating our pay for performance commitment.

	Threshold	Target	Maximum	Results
Non-GAAP Revenue ($M)	899.0	995.0	1187.0	973.2
Non-GAAP Operating Margin	11.53%	12.97%	16.03%	8.2%

In addition to outperforming our key competitors and the completion of Fujitsu Acquisition, Spansion had the following achievements in 2013:

●	Introduced 14 new products
●	Introduced embedded ChargeTrap (eCT) technology
●	Ramped NAND to $100 million plus in annual revenue run rate by year-end
●	Achieved incremental licensing goal of $12.5 million through a sale of non-core patents
●	Improved our customer satisfaction score and widened the customer satisfaction gap between Spansion and our competitors
●	Lowered our cash cost of debt from 6.6% to 3.2%

Summary of 2013 Pay Actions

The Committee considered stockholder feedback, the performance above and the favorable impact on the business as a result of the Fujitsu Acquisition in making 2013 pay decisions. The elements of the pay program are described in more detail further in this document, but key decisions for 2013 are as follows:

1.	None of our eligible Named Executive Officers earned base pay increases during 2013
●	A temporary base salary reduction was put into place for the second half of 2013 to reduce operating expenses; base salaries were reinstated in January 2014.

2.	Granted significantly lower equity value than in 2012

3.	PSUs granted in 2013 can be fully earned only if our TSR relative to our peers is at the 75th percentile over 3 years
●	See the discussion below for more details.

4.	No cash payments were made under the annual incentive plan to the Named Executive Officers with respect to fiscal year 2013

5.	One-hundred percent of the Named Executive Officers’ prior performance-based portion of the PSU awards were forfeited
●	Only the minimum time-based portion of the PSU awards vested
●	The value of the forfeited shares for Messrs. Kispert and Furr, at $15.00 per share on January 31, 2014, the day these shares were scheduled to vest, was $1,955,295 and $994,845 respectively.
●	See the discussion below under Pay Actions for 2013 for additional detail.

6.	Seventy percent of the 2013 bonus replacement PSUs shares were forfeited by Mr. Kispert and fifty-one percent were forfeited by Mr. Furr.
●	The value of the forfeited shares for Messrs. Kispert and Furr, at $15.00 per share on January 31, 2014, the day these shares were scheduled to vest, was $2,100,000 and $466,665, respectively.
●	The portion vested was intended to gain alignment with discretionary awards provided to the remainder of the executive team for their extraordinary performance in identifying, negotiating and executing on a transformative acquisition which was immediately accretive to our revenue and operating profit.
●	See the discussion below under Pay Actions for 2013 for additional detail.

Summary of 2014 Compensation Decisions

The Committee has also made several key changes for 2014 compensation.

1.	Reduced targeted compensation level for the CEO and CFO
●

Messrs. Kispert and Furr were reinstated into the annual incentive plan effective January, 2014. To better align total cash compensation within our 2014 Compensation Peer Group, the annual incentive opportunity for Mr. Kispert was reduced from 200% to 125% of base salary, and for Mr. Furr from 125% to 80% of base salary. No base salary adjustments were made as a result of this reduction.

●	The long term incentive plan awards were reduced such that the total direct compensation opportunity for the CEO and CFO was targeted not to exceed the 75th percentile of our peer group.

2.	Modified mix of equity awards
●	Equity awards will be comprised of 50 percent PSUs and 50 percent RSUs, in alignment with the remainder of the executive team reporting to the CEO. RSUs will continue to vest over 3 years.

3.	Further refined the PSU program
●	The vesting period is now one three-year period (rather than two consecutive eighteen-month periods).
●	An internal earnings per share (EPS) growth metric is now included. Shares are earned based on 2013 vs. 2014 EPS growth, but then require an additional two years to vest.
●	The additional vesting is based on three year TSR performance relative to the S&P Semiconductor Index (rather than our Compensation Peer Group).
●	As few as 0% and as many as 150% of shares granted may vest, depending upon performance against objectives.

Compensation Program Philosophy, Process and Objectives

 The compensation program for the Named Executive Officers is designed to:

●	Retain, recognize and reward executives for achieving both Company and individual performance objectives in support of Spansion’s business strategy;
●	Provide competitive pay opportunities relative to the Compensation Peer Group (as described below in Additional Aspects of our Compensation Programs);
●

Align the respective interests of the Named Executive Officers and our stockholders through compensation that varies based on achievement of financial objectives and minimizes equity-based dilution; and

●	Maintain flexible pay programs that can be modified to respond to changes in competitive trends and Spansion’s business strategy and financial position.

The Chief Executive Officer evaluates the performance of each of the other Named Executive Officers, and presents the evaluations to the Committee for review and approval. The Committee performs an independent evaluation of the Chief Executive Officer’s performance. In addition, the Committee considers each Named Executive Officer’s contributions, role and responsibilities, leadership abilities, growth potential and compensation relative to peers within Spansion. The Committee also considers the competitive market for comparable executives in the Compensation Peer Group. Following this review, the Committee sets the compensation for the Chief Executive Officer and for the other Named Executive Officers, generally in January of each year.

Our performance-based compensation, including cash and equity, is structured so that when our corporate performance meets or exceeds our established objectives our Named Executive Officers have an opportunity to receive incentive compensation equal to or greater than comparable market targets. When our corporate performance does not meet our established objectives, our Named Executive Officers receive incentive compensation that is generally below comparable market targets.

See additional details described below in Pay Mix.

2013 Executive Compensation Components

Spansion seeks to achieve the compensation program objectives through three principal compensation components:

●	Base Salary
●	Short-term incentive compensation
●	Equity incentive compensation

And other programs including:

●	Change of control agreements
●	Equity ownership guidelines
●	A compensation recovery (“clawback”) policy, and
●	Other benefits which are, in general, also provided to a broader portion of the workforce other than the Named Executive Officers

Our programs specifically do not allow for:

●	Tax “gross ups”
●	Single-trigger change of control agreements
●	Hedging or pledging of stock
●	Material perquisites such as company airplanes and club memberships

Pay Mix

The 2013 targeted pay component mix, assuming target annual incentives and grant date equity values, for each of our Named Executive Officers is depicted below.

(1)	Excludes Other Compensation (<1%); Equity based on Black Scholes value for options and grant date value for RSUs and PSUs
(2)	2013 target Annual Incentive value for Messrs. Kispert and Furr is based on 50% of the Bonus Replacement PSU value granted in 2012
(3)	Ms. Dorchak and Mr. Griffin are former employees

Approximately 72 percent of Mr. Kispert’s targeted 2013 compensation and 67 percent of Mr. Furr’s targeted 2013 compensation was based on performance against specific financial objectives and stock price growth.

The objectives and plan details of each of Spansion’s principal pay components are set forth below.

Base Salary

Spansion provides base salaries to compensate Named Executive Officers for services performed during the fiscal year. Each executive officer’s salary is intended to reflect the individual’s job responsibilities and value to Spansion in terms of expertise and performance, considering competitive market data and internal pay relationships.

Short-Term Incentive Compensation

Employee Incentive Plan

The Employee Incentive Plan (EIP) is our annual cash bonus plan. Under the EIP, cash incentive awards are earned based on achievement of revenue and operating margin goals, subject to adjustment based on the achievement of specific individual performance goals. With respect to the revenue and operating margin goals, the Committee establishes threshold, target and maximum performance levels for these goals in January. In 2012, the Committee reviewed this plan at mid-year and made adjustments based on the most updated view of the external market in which Spansion competes. Based on shareholder feedback received in 2013, the Committee ceased this mid-year adjustment practice effective immediately and no such adjustment was performed in 2013.

Award Calculation. The EIP provides the following formula for determining the cash incentive award:

Annual Base Salary	X	Participant Target	X	Company Performance Multiplier (0% - 200%)	X	Individual Performance Modifier (0% - 150%)	=	Award

Participant Target. The Committee also sets the target annual cash incentive opportunity for fiscal 2013 (expressed as a percentage of annual base salary) for each Named Executive Officer other than Messrs. Kispert and Furr, based on the peer group data analysis conducted internally with guidance from its external compensation consultants. The target incentive opportunities for Ms. Dorchak and Mr. Griffin remained unchanged from 2012, at 80 percent and 60 percent of base salary, respectively.

Company Performance Multiplier.   The Company Performance Multiplier is determined based on performance against our Company objectives (revenue and operating margin for 2013). The Company Performance Multiplier ranges from 0 for achievement below the threshold objectives, to 100 percent for achievement at target, to 200 percent for achievement at or above the maximum objectives. If any of the threshold objectives were not achieved, our Named Executive Officers would not have earned an annual cash incentive award for fiscal 2013.

Individual Performance Modifier. Each Named Executive Officer has individual annual performance objectives that are approved by the Committee. This modifier provides for an adjustment to the annual incentive bonus of 0 to 150 percent based on achievement of these objectives. For 2013, these generally required contributions to: achievement of the corporate financial metrics, introduction of new products, increased market share and achievement of improved customer satisfaction metrics.

Instead of a cash EIP opportunity, Messrs. Kispert and Furr were provided with a separate PSU award (the Bonus Replacement PSUs).  The award is tied to the same revenue and operating margin metrics as the EIP. The Bonus Replacement award is described in more detail in the following section.

2012 and 2013 Bonus Replacement PSUs

As noted above under Employee Incentive Plan, Messrs. Kispert and Furr were provided with PSUs in lieu of participation in the EIP for fiscal years 2012 and 2013, because the Committee determined that an additional linkage to Spansion’s stock price performance was in the best interest of the Company and the stockholders.

The number of Bonus Replacement PSUs awarded was based on the previous annual EIP targets of 200 percent of base salary for Mr. Kispert and 125 percent of base salary for Mr. Furr. Vesting of these shares is subject to similar performance conditions as the EIP, described as follows:

●	All shares are subject to performance-based vesting, using the same financial objectives as the EIP described above.

●	Fifty percent of the award was eligible to vest one year from the anniversary date of the grant (January 31, 2013) based on the EIP performance objectives established by the Committee for 2012.

●	The remainder of the award was eligible to vest on January 31, 2014, based on the EIP performance objectives established by the Committee for 2013.

●	Vesting ranges from 0 percent for achievement below the threshold objectives to a maximum of 100 percent for achievement at or above the target objectives.

●	There is no opportunity for vesting of more than 100 percent of the eligible shares. Any unvested shares are forfeited.

Long-Term Equity-Based Incentive Compensation

The Committee, with input from management and its independent advisor, determined that the appropriate equity mix for 2013 for our Named Executive Officers, was approximately 50 percent PSUs, 25 percent stock options, and 25 percent RSUs, with some variation based on individual performance, experience and potential.  For 2014, the Committee has approved a mix of 50 percent PSUs and 50 percent RSUs.

As noted above in the Executive Summary, the Committee changed the design of our PSU program for awards granted in 2013.

Award Vesting. The vesting provisions for our equity awards are described below.

●	PSUs (50% of total equity award):

-	The award has two 18-month performance periods (February 1, 2013 to July 31, 2014 and August 1, 2014 to January 31, 2016).

-	50% of the award is eligible to vest at the completion of each performance period.

-	Spansion’s TSR is compared to the TSR of the 2013 Compensation Peer Group.

-	Shares vest for the given period per the following table, interpolated for performance falling between the noted percentiles.

-	Top quartile performance is required for the full award to be earned.

-	If TSR is below the 25th percentile for a specific performance period, that portion of the award is forfeited with no subsequent opportunity to be earned.

Goal	Rank	Vesting Multiplier
Maximum	75th Percentile	100%
Target	50th Percentile	50%
Threshold	25th Percentile	25%
<Threshold	<25th Percentile	0%

●	Stock Options (25% of total equity award):
-	One-third of the option award vests on the first anniversary of the grant date; the remaining two-thirds vests monthly until the third anniversary of the grant date.

●	RSUs (25% of total equity award):

 One-third of the RSU award vests annually on each of the first three anniversaries of the grant date.

Pay Actions for 2013

Base Salary

The Committee agreed with the Chief Executive Officer’s recommendation to not increase base salaries for any of our Named Executive Officers in 2011, 2012 or 2013.

In July of 2013, the Committee agreed with the Chief Executive Officer’s recommendation to temporarily reduce the base salaries of the Named Executive Officers and other Spansion executives to improve our expense profile during what was believed to be a challenging upcoming second half of 2013. Mr. Kispert’s base salary was reduced by 15%, and the base salaries of Messrs. Furr and Griffin were each reduced by 10%. Base salaries were reinstated to their full levels in January of 2014.

2013 Performance Metrics

The Committee approved, in January of 2013, revenue and operating margin objectives for 2013 as noted under 2013 Company Performance. These objectives apply to the following components of our executive compensation program:

1)	The annual incentive plan (EIP), excluding the CEO and CFO,
2)	The bonus replacement PSU plan for the CEO and CFO,
3)	PSUs granted prior to 2013.

As mentioned, the 2013 performance objectives were very aggressive. To fund the 2013 performance-based plans, revenue and operating margin performance were required to at least meet 90 percent and 89 percent, respectively, of the stated target objective; otherwise, nothing was funded.

As described above, PSUs awarded in 2013 for our Named Executive Officers will not vest unless a threshold level of TSR relative to the peer group is achieved. The full award will vest only if Spansion achieves TSR at or above the top quartile of the peer group.

2013 EIP Awards and 2013 Bonus Replacement PSUs

2013 EIP Awards

As a result of our performance compared to our compensation program objectives, no EIP award was earned for 2013. Due to their employment status, neither Ms. Dorchak nor Mr. Griffin was eligible for an EIP payment for 2013.

2013 Bonus Replacement PSUs

In January 2014, the Committee exercised its discretion to vest a portion of the Bonus Replacement PSUs for Messrs. Kispert and Furr to recognize them for their significant results against our extremely aggressive goals, our performance relative to our competitors, and the strengthening of our business with the Fujitsu Acquisition. Additionally, the Committee believes this will maintain their motivation going forward as we continue our integration efforts and maximize the momentum we have with the newly expanded business. These awards are in alignment with discretionary awards provided to the remaining executive team for their contributions towards Spansion’s achievements in 2013. The Bonus Replacement PSUs vested as follows:

Named Executive Officer	Grant Year	Shares Eligible to Vest in 2014 with respect to 2013 performance	2013 Shares Vested	% of Eligible Shares Vested
John H. Kispert	2012	200,000	60,000	30%
Randy W. Furr	2012	61,111	30,000	49%

●	Mr. Kispert did not vest in 70 percent, 140,000, of these PSUs, valued at $2,100,000 on January 31, 2014, the day these shares were scheduled to vest.

●	Mr. Furr did not vest in 51 percent, 31,111 of these PSUs, valued at $466,665 on January 31, 2014, the day these shares were schedule to vest.

2013 Equity Awards

The value of the 2013 awards for Messrs. Kispert and Furr was significantly lower than those granted in 2012. The awards for Messrs. Kispert and Furr and Ms. Dorchak were set such that their total direct compensation, including base salary, the value of their targeted EIP award or bonus replacement PSUs for 2013, as applicable, and the estimated value of their equity awards, approximated the 75th percentile of our 2013 Compensation Peer Group. The awards for Mr. Griffin were set so that his total direct compensation approximated the 50th percentile. The table below displays the fiscal 2013 stock option, PSU and RSU awards for each Named Executive Officer and the 2013 Grant Date Value as compared to the 2012 Grant Date Fair Value. The 2012/2013 comparison shows a significant reduction in equity value for the CEO and CFO year over year.

Named Executive Officer	2013 Option Awards	2013 PSU Awards	2013 RSU Awards	2013 Grant Date Value[1]	2012 Grant Date Fair Value[2]
John H. Kispert	175,000	161,000	81,000	$3,657,090	$5,453,660
Randy W. Furr	56,000	52,000	26,000	$1,176,709	$2,461,320
Glenda Dorchak	25,000	24,000	12,000	$538,870	$883,660
Scot A. Griffin	20,000	18,000	9,000	$410,396	$402,978

1 Valued using Black-Scholes value for options and grant date value for PSUs and RSUs

2 Excludes value of bonus replacement PSUs

PSU Award Vesting – Prior Programs

The table below displays the January 31, 2014 PSU award vesting for the awards granted in 2010, 2011 and 2012 based on fiscal 2013 performance for our Named Executive Officers. Because we did not achieve our revenue and operating margin objectives, only the time-based portion of the awards vested.

Named Executive Officer	Grant Year	Shares Eligible to Vest	Shares Vested (Time-Based)	Shares Not Vested (Performance-Based)
John H. Kispert	2012	83,333	41,666	41,667
	2011	26,250	13,125	13,125
	2010	107,944	53,972	53,972
	Totals:	217,527	108,763	108,764
Randy W. Furr	2012	43,333	21,666	21,667
	2011	13,750	6,875	6,875
	2010	53,972	26,986	26,986
	Totals:	111,055	55,527	55,528
Scot A. Griffin	2012	5,000	2,500	2,500
	2011	20,000	10,000	10,000
	Totals:	25,000	12,500	12,500

●

Mr. Kispert did not vest in 108,764 of these previously granted PSUs and lost the opportunity to earn an additional 21,589 shares previously carried forward. The shares that did not vest were valued at $1,955,295 on January 31, 2014, the day these shares were scheduled to vest.

●

Mr. Furr did not vest in 55,528 of these previously granted PSUs and lost the opportunity to earn an additional 10,795 shares previously carried forward. The shares that did not vest were valued at $994,845 on January 31, 2014, the day these shares were scheduled to vest.

●	Mr. Griffin did not vest in 12,500 of these previously granted PSUs. The shares that did not vest would have been worth $187,500 on January 31, 2014, the day these shares were scheduled to vest.

Additional Aspects of our Compensation Programs

Roles and Responsibilities

Compensation Committee

The role of the Compensation Committee is to oversee Spansion’s compensation strategies and programs for our executive officers, including total compensation for the Named Executive Officers as discussed below in Compensation Program Philosophy, Process and Objectives.

Compensation Consultant

The Board of Directors and the Compensation Committee are each authorized to engage its own independent advisors to provide advice on matters related to executive compensation and general compensation programs. The Committee regularly evaluates the performance of its advisors and considers other advisors as it believes that alternative points of view can be in the best interest of the company’s programs.

In October 2010, the Committee engaged Radford, an Aon Hewitt Company (“Radford”), as its independent compensation consultant. Radford provided services as requested by the Committee as related to our compensation programs through September 2013. In September 2013, the Committee selected the Semler Brossy Consulting Group LLC (“Semler Brossy”) as its independent compensation consultant. The Committee determined that both firms are independent and that their engagement did not present any conflict of interest. The advisors report directly to the Committee, which has the sole authority to direct their work. Neither Radford nor Semler Brossy have performed and do not currently provide any services to management or Spansion, other than the services provided to the Committee.

Management and Human Resources

The role of management, with support and advice from Spansion’s Human Resources team and the Committee’s compensation consultant, is to design Spansion’s executive compensation programs, policies and governance and make recommendations to the Committee regarding these matters. Responsibilities include, among other things:

●	Reviewing the effectiveness of the compensation programs, including competitiveness and alignment with Spansion’s objectives;
●	Recommending changes to compensation programs, as may be required, to ensure achievement of all program objectives;
●	Recommending salaries, bonuses and other awards for Named Executive Officers other than the Chief Executive Officer; and
●	Reviewing and making recommendations with respect to the adoption and approval of, or amendments to, company-wide incentive compensation plans.

Market Positioning

Total direct compensation, comprised of base salary, bonus and equity awards, for the Named Executive Officers, with the exception of Messrs. Kispert and Furr, is generally targeted between the 50th and 60th percentiles for compensation paid to similarly situated executives in the Compensation Peer Group. This remains our long-term market positioning objective. We set these targets slightly higher than the median compensation of executives in the Compensation Peer Group to better position Spansion to attract, retain and reward highly qualified executive officers, and ensure that we can compete with our larger direct competitors who are not included in the Compensation Peer Group. In the case of Ms. Dorchak, her compensation was set to align with Messrs. Kispert and Furr based on her role during her employment.

Market positioning for the CEO and CFO

History. We emerged from bankruptcy in May of 2010.   Our Chief Executive Officer, Mr. Kispert, and Chief Financial Officer, Mr. Furr, joined the Company in 2009 and led the Company successfully out of bankruptcy. Their pay was positioned above the 75th percentile because the Board believed it was necessary at that time in order to attract and motivate such extraordinarily talented executives to achieve the emergence as quickly and effectively as possible.

Key achievements since they joined Spansion in 2009 include:

●	Taking Spansion out of bankruptcy
●	Restoring profitability
●	Restructuring Spansion’s balance sheet
●	Exiting unprofitable businesses
●	Consistently producing superior operating results compared to the competition
●	Investing in new diverse and profitable businesses

We began targeting total direct compensation for Messrs. Kispert and Furr at no greater than the 75th percentile in 2013. We believe that it is appropriate to compensate our CEO and CFO at this level for the following reasons:

●	To reward their outstanding performance, including 14 consecutive quarters of positive non-GAAP operating profit;

●	To compensate them for the continuing challenges of essentially “re-starting” the Company which requires a different skill set than a typical CEO or CFO at companies our size; and

●

To maintain consistency with prior pay programs and levels and to transition directionally the compensation programs to be more consistent with a maturing company with a lower risk profile. This approach balances retention of key executives with more appropriate compensation levels based on our performance, our industry and peer company revenue size.

Actual compensation positioning may vary within a reasonable range of the targeted philosophy based on additional factors, including current market conditions, the degree to which our jobs align with peer group market data, wide fluctuations in market data from year-to-year (especially grant date equity values), corporate performance and individual performance.

We will continue to monitor the structure of their total direct compensation to ensure their pay is aligned within the Compensation Peer Group while maintaining what we believe to be an appropriate reward and retention structure for the value they bring to the Company and the Company’s evolution.

Compensation Peer Group

In selecting a Peer Group, the Committee considers:

●

Companies within the semiconductor industry plus a limited number of companies within adjacent industries, such as the software and semiconductor equipment industries, to better reflect our talent pool.

●	Companies with revenue generally between $650 million and $2.0 billion,

●	Other indicators of similarity such as number of employees, location and scope of international operations.

Where companies fell outside of the parameters noted above, they were considered key competitors within our business and/or represented competitors for key talent.

The 2013 Compensation Peer Group is as follows:

2013 Compensation Peer Group
Altera Corp.	Maxim Integrated Products Inc.
Analog Devices Inc.	Mentor Graphics Corp.
Atmel Corp.	Microchip Technology Inc.
Cadence Design Systems Inc.	Microsemi Corp.
Cypress Semiconductor Corp.	PMC Sierra Inc.
Fairchild Semiconductor International Inc.	RF Micro Devices Inc.
International Rectifier Corp.	Skyworks Solutions, Inc.
Intersil Corp/DE	Synopsys Inc.
LSI Corp.	Teradyne Inc.

These are not necessarily the same companies with which we compete in the flash memory, microcontroller, and analog businesses. While some such companies are included (e.g., Fairchild Semiconductor and Microchip Technology), others, such as Micron, Winbond, Macronix, ON Semiconductor and Freescale, are not included in the Compensation Peer Group because they are much larger than Spansion or are headquartered outside of the United States.

2014 Peer Group

For 2014, the Committee determined that it was most appropriate, in part based on feedback from our investors, to select a Peer Group in which Spansion would be closer to the median in terms of annual revenues. As a result, the three peers with the highest reported 2012 revenue (Analog Devices Inc., LSI Corporation, and Maxim Integrated Products) were removed. Otherwise, the 2013 Peer Group remained unchanged. This Peer Group was be used for making 2014 compensation recommendations for the Named Executive Officers.

Change of Control Agreements

The Committee recognizes that from time to time Spansion may consider potential transactions that could result in a change of control of the ownership and management of Spansion. Therefore, the Committee determined that it is in the best interests of Spansion and its stockholders to provide the Named Executive Officers with an incentive in the form of certain benefits to maintain their focus and dedication to Spansion notwithstanding a possible transaction that could result in a change of control. Generally, change of control benefits for our Named Executive Officers are in the form of enhanced severance benefits, require a double-trigger and do not include any tax gross-up provisions. Additional details regarding our change of control severance agreements for each of our current Named Executive Officers are set forth below in the Termination in Connection With a Change of Control section of the Proxy Statement and the tables that follow the discussion.

Equity Ownership Guidelines

In November 2012, the Committee recommended and the Board of Directors approved Spansion equity ownership guidelines for both our Named Executive Officers and the Board of Directors, as discussed separately under Director Compensation. These guidelines are intended to align the financial interests of Spansion’s executive officers with the interests of the stockholders by ensuring that they develop a meaningful ownership. Officers are required to own a minimum of a specified number of shares, set as an approximate multiple of their base salary, within five years of becoming subject to the guidelines in the table below. Their current holdings are indicated in the Security Ownership of Directors and Executive Officers section of this Proxy Statement. The guidelines are currently satisfied for Mr. Furr.

Named Executive Officer	Approximate Multiple of Base Salary	Minimum Number of Shares to be Owned (by 2017)
John H. Kispert	3.0	225,000
Randy W. Furr	1.5	52,500

Compensation Recovery (“Clawback”) Policy

All Named Executive Officers are subject to the Compensation Recovery Policy. The policy provides that the Board of Directors may require reimbursement or forfeiture of all or a portion of any cash or equity compensation that was paid to an Officer based on financial results, if 1) a restatement of the Company’s financial results is required, and 2) the Board determines that misconduct on the part of one or more of the Officers contributed to the Company’s obligation to file the restatement.

Benefits

The Named Executive Officers participate in the same benefit programs that are generally available to all employees and on the same terms. The CEO may be reimbursed up to $20,000 per year, and the other Named Executive Officers may be reimbursed up to $3,000 per year for financial planning expenses. Spansion does not otherwise provide perquisites to any Named Executive Officers.

Stock Trading Restrictions

Spansion prohibits Board members, Named Executive Officers and employees from engaging in short-term or speculative transactions in Spansion stock, including short sales, transactions in put options and hedging transactions. In addition, the pledging of Spansion securities as collateral for a loan is prohibited, with limited exceptions.

Tax and Accounting Implications

$1 Million Deduction Limit. Section 162(m) of the Internal Revenue Code generally limits a tax deduction to public corporations for certain executive compensation in excess of $1 million per fiscal year. Certain types of compensation are deductible only if performance criteria are approved by stockholders. While the Committee considers deductibility under Section 162(m) with respect to compensation arrangements with executive officers, deductibility is not the sole factor used in ascertaining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for full deductibility, certain compensation paid by Spansion in fiscal 2013 or in the future may not be fully deductible under Section 162(m).  Salary and cash incentive compensation and equity awards granted to the Chief Executive Officer and certain other Named Executive Officers in fiscal 2013 will be deductible only to the extent that they do not aggregate in excess of $1 million, are paid when the Named Executive Officer is no longer a Named Executive Officer or otherwise qualify as performance based compensation that is exempt from Section 162(m).

Accounting for Equity-Based Compensation. Spansion accounts for equity-based awards in accordance with the requirements of FASB ASC Topic 718, “Compensation-Stock Compensation.”

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Keith Barnes, Chair

Raymond Bingham

William E. Mitchell

Fiscal 2013 Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the Named Executive Officers for the fiscal year ended December 29, 2013. No defined benefit pension plan was offered to the Named Executive Officers in fiscal 2013.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Award ($) (2) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (5)	Total ($)
John H. Kispert President and Chief Executive Officer	2013 2012 2011	830,769 917,308 882,692	0 0 868,171	2,122,900 6,519,500 2,087,400	874,090 2,946,160 4,824,908	0 0 0	28,435 11,965 1,320	3,856,194 10,394,933 8,664,491

Randy W. Furr Corporate Executive Vice President and Chief Financial Officer	2013 2012 2011	416,308 448,462 433,231	0 0 434,085	683,800 2,529,787 1,093,400	279,709 1,157,420 1,838,060	0 0 0	11,834 8,738 872	1,391,651 4,144,407 3,799,648

Glenda Dorchak (6) Former Corporate Executive Vice President and General Manager of Global Business	2013 2012	196,923 269,231	0 0	315,600 512,500	124,870 371,160	0 206,448	543,927 7,933	1,181,320 1,367,272

Scot A. Griffin (7) Former Corporate Senior Vice President, General Counsel and Secretary	2013 2012 2011	331,154 356,731 266,539	0 0 0	236,700 150,450 1,480,800	99,896 252,528 1,015,692	0 241,500 0	5,671 3,524 694	673,421 1,004,733 2,763,725

(1)	For 2013, the salary column reflects 52 weeks of salary. This includes a 15% reduction for Mr. Kispert and a 10% reduction for Messrs. Furr and Griffin effective July 15, 2013.
(2)

The 2013 Stock Awards column includes both the 2013 Annual PSU and RSU awards for each Named Executive Officer. The amounts shown in the Stock Awards column reflect the aggregate grant date fair value for stock awards granted during the fiscal years ended December 25, 2011, December 30, 2012 and December 29, 2013. The grant date fair values are computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in these columns, see notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, filed with the Securities Exchange Commission on February 25, 2014. The grant date fair values of PSUs are provided to us by Radford, an Aon Hewitt Consulting company, using the Monte Carlo simulation valuation method.

(3)

For the PSU awards, the actual value, if any, that an executive may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award, thus there is no assurance that the value, if any, eventually realized by the executive will correspond to the amount shown.

(4)

The amounts shown in the Option Awards column reflect the aggregate grant date fair value for non-qualified stock option awards granted during the fiscal years ended December 25, 2011, December 30, 2012 and December 29, 2013. The grant date fair values are computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in these columns, see notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, filed with the Securities Exchange Commission on February 25, 2014. The actual value, if any, that an executive may realize from an award is contingent upon the excess of the stock price over the exercise price, if any, on the date the award is exercised, thus there is no assurance that the value, if any, eventually realized by the executive will correspond to the amount shown.

(5)	The amounts shown in the All Other Compensation column include the following:

	401(k) Match	Life Insurance Premiums	Wellness Payments	Financial Planning	Severance	Total Other Compensation
John Kispert	$7,650	$1,320	$-	$19,465	$-	$28,435
Randy Furr	$7,650	$872	$312	$3,000	$-	$11,834
Glenda Dorchak	$6,138	$396	$-	$-	$537,393	$543,927
Scot Griffin	$4,977	$694	$-	$-	$-	$5,671

(6)	Ms. Dorchak retired as Corporate Executive Vice President and General Manager of Global Business effective June 30, 2013.
(7)	Mr. Griffin resigned as Corporate Senior Vice President, General Counsel and Secretary effective February 3, 2014.

Grants of Plan-Based Awards for Fiscal 2013

 The table below summarizes all grants of plan-based awards to all Named Executive Officers during fiscal 2013, which ended on December 29, 2013. The stock options and the unvested portion of the restricted stock unit awards identified in the table below are also reported in the Summary Compensation Table and in the Outstanding Equity Awards at Fiscal 2013 Year-End Table.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1) (2)			Estimated Possible Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#) (4)	Options (#) (5)	Awards ($ / Sh)	Awards ($) (6)
John H. Kispert	-	-	-	-
	1/31/2013	-	-	-				-	175,000	$11.50	874,090
	1/31/2013	-	-	-	40,250	161,000	161,000	81,000	-		2,122,900

Randy W. Furr	-	-	-	-
	1/31/2013	-	-	-				-	56,000	11.50	279,709
	1/31/2013	-	-	-	13,000	52,000	52,000	26,000	-		683,800

Glenda Dorchak	-	160,000	320,000	960,000
	1/31/2013	-	-	-				-	25,000	11.50	124,870
	1/31/2013	-	-	-	6,000	24,000	24,000	12,000	-		315,600

Scot A. Griffin	-	105,000	210,000	630,000
	1/31/2013	-	-	-				-	20,000	11.50	99,896
	1/31/2013	-	-	-	4,500	18,000	18,000	9,000	-		236,700

(1)   Reflect the threshold, target and maximum target bonus amounts for fiscal 2013, as described in “Compensation Discussion and Analysis—Short-Term Incentive Compensation.” Actual amounts awarded under the EIP for fiscal year 2013 are reflected in the “Fiscal 2013 Summary Compensation Table” in this Proxy Statement. Threshold awards are earned only if threshold financial objectives are achieved.

(2)   Messrs. Kispert and Furr were not eligible to participate in the EIP for fiscal years 2012 and 2013. They were provided with additional PSUs in 2012 in lieu of participation in the EIP for fiscal years 2012 and 2013, as described in “Compensation Discussion and Analysis—Short-Term Incentive Compensation.”

(3)   Reflects PSUs at target performance, as described in “Compensation Discussion and Analysis—Long-Term Equity-Based Incentive Compensation.” The PSU awards vest over two eighteen month periods. 50% of the shares are eligible for vesting on the last trading day of July 2014 (first 18-month measurement period) and the remaining 50% of the shares are eligible to vest on the last trading day of January 2016 (second 18-month measurement period), subject to the achievement of the Company’s Total Shareholder Return (TSR) against the 2013 peer group as determined by the Compensation Committee. Vesting percentage is determined based on Spansion's TSR rank for each of the two 18-month measurement periods against the 2013 peer group; a minimum of 0% and maximum of 100% of the shares underlying PSUs may vest; unvested shares will be forfeited if not earned for each 18-month measurement period.

(4)   Reflects the time-based RSUs for fiscal 2013, as described in “Compensation Discussion and Analysis—Long-Term Equity-Based Incentive Compensation.” Awards vest in equal installments annually over three years.

(5)   The stock options vest over a three-year period with one-third of the shares vesting on the first anniversary of the date of grant, and the remaining shares vesting in equal installments over the remaining 24 months.

(6)   Reflects the grant date fair value of each stock option and restricted stock unit award computed in accordance with FASB ASC Topic 718. The assumption used in valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, filed with the Securities Exchange Commission on February 25, 2014. These amounts do not correspond to the actual value that will be recognized by the Named Executive Officers.

Outstanding Equity Awards at Fiscal 2013 Year-End

The table below summarizes the outstanding Spansion equity awards held by Named Executive Officers at the end of fiscal 2013.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)				Equity Incentive Plan Awards: Number of Unearned Shares,		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares,
Name	Exercisable	Unexercisable		Option Exercise Price ($)	Option Expiration Date	Units or Other Rights That Have Not Vested (#)		Units or Other Rights That Have Not Vested ($) (1)
John H. Kispert	802,606	0	(2)	$10.51	05/10/2017
	495,833	29,167	(3)	$19.88	01/31/2018
	427,778	272,222	(4)	$10.03	1/31/2019
	0	175,000	(5)	$11.50	1/31/2020
						129,533	(6)	1,748,696
						57,750	(6)	779,625
						141,668	(7)	1,912,518
						200,000	(8)	2,700,000
						161,000	(9)	2,173,500
						81,000	(10)	1,093,500
Randy W. Furr	320,546	0	(2)	$10.51	05/10/2017
	188,888	11,112	(3)	$19.88	01/31/2018
	168,056	106,944	(4)	$10.03	1/31/2019
	0	56,000	(5)	$11.50	1/31/2020
						64,767	(6)	874,355
						30,250	(6)	408,375
						73,668	(7)	994,518
						61,111	(8)	824,999
						52,000	(9)	702,000
						26,000	(10)	351,000
Scot A. Griffin	106,666	13,334	(11)	$18.51	04/27/2018
	36,666	23,334	(4)	$10.03	1/31/2019
	0	20,000	(5)	$11.50	1/31/2020
						44,000	(7)	594,000
						8,500	(7)	114,750
						18,000	(9)	243,000
						9,000	(10)	121,500

(1)	The dollar value of these awards is calculated by multiplying the number of units by $13.50, the closing sales price of Spansion common stock on December 27, 2013, the last trading day of fiscal 2013.

(2)

This stock option vests over a three-year period with one-third of the shares having vested on May 10, 2011, and the remaining shares vesting in equal monthly installments over the remaining 24 months.

(3)

This stock option vests over a three-year period with one-third of the shares having vested on January 31, 2012, and the remaining shares vesting in equal monthly installments over the remaining 24 months.

(4)

This stock option vests over a three-year period with one-third of the shares having vested on January 31, 2013 and the remaining shares vesting in equal monthly installments over the remaining 24 months.

(5)

This stock option vests over a three-year period with one-third of the shares having vested on January 31, 2014 and the remaining shares vesting in equal monthly installments over the remaining 24 months.

(6)

The PSU awards are eligible to vest over a four-year period on the last trading day in January of each of the four years following the date of grant. Vesting is subject to achievement of performance goals in each of the four fiscal years commencing with the date of grant, with minimum vesting of 50 percent and maximum vesting of 150 percent. If performance goals are not met in a particular year, the shares not vested will be carried forward and will be forfeited if not earned by the last performance year. If performance is above target in a particular year, up to 150 percent of eligible shares may vest. Shares carried forward from prior years will be used before shares are accelerated. No more than the target award number of shares will vest over the four-year period.

(7)

The PSU awards are eligible to vest over a three-year period on the last trading day in January of each of the three years following the date of grant. Vesting is subject to achievement of performance goals applicable in each of the three fiscal years commencing with the year of the date of grant, with minimum vesting of 50 percent and maximum vesting of 150 percent. If performance goals are not met in a particular year, the shares not vested will be carried forward and will be forfeited if not earned by the last performance year. If performance is above target in a particular year, up to 150 percent of eligible shares may vest. Shares carried forward from prior years will be used before shares are accelerated. No more than the target award number of shares will vest over the three-year period.

(8)

This PSU award is eligible to vest on the first two anniversaries of the grant date. Fifty percent of the award was eligible for vesting one year from the date of grant (January 2013) and up to 50 percent of such portion of the award was eligible to vest mid-year (July 2012) and vested based on achievement of performance objectives.

(9)

The PSU awards are eligible to vest over a three-year period, with two 18-month performance periods, subject to performance conditions. 50% of the shares are eligible for vesting on the last trading day of July 2014 (first 18-month measurement period) and the remaining 50% of the shares are eligible to vest on the last trading day of January 2016 (second 18-month measurement period). Subject to the achievement of the Company’s Total Shareholder Return (TSR) against the 2013 peer group as determined by the Compensation Committee. Vesting percentage is determined based on Spansion's TSR rank for each of the two 18-month measurement periods against the 2013 peer group; a minimum of 0% and maximum of 100% of the shares underlying the PSUs may vest; unvested shares will be forfeited if not earned for each 18-month measurement period.

(10)	This RSU award vests over a three-year period with one-third vesting on each of the first three anniversaries of the grant date.

(11)

This stock option vests over a three-year period with one-third of the shares vesting on the first anniversary of the grant date and the remaining shares vesting in equal monthly installments over the remaining 24 months.

Option Exercises and Stock Vested for Fiscal 2013

The table below summarizes the Spansion stock option award exercises and restricted stock units vested by Named Executive Officers during fiscal 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
John H. Kispert	—	—	382,784	4,402,016
Randy W. Furr	—	—	174,925	2,011,638
Glenda Dorchak	—	—	42,332	510,792
Scot A. Griffin	—	—	32,500	373,750

(1)

The value realized equals the fair market value of Spansion common stock on the vesting date, as measured by the closing price on that date, multiplied by the number of shares that vested, in accordance with the terms of the 2010 Equity Incentive Award Plan.

Potential Payments upon Termination, a Change of Control or Other Events

Following is a general discussion of the compensation available to our Named Executive Officers in the event an executive’s employment terminates. The actual payments can be determined only at the time of the executive’s separation from Spansion. For purposes of illustration, however, tables below reflect the compensation Spansion would have provided to the Named Executive Officers had their employments terminated effective December 29, 2013.

Termination for Any Reason

When employment terminates for any reason, each Named Executive Officer is entitled to receive compensation earned during the time the executive was employed. Such compensation includes:

•	Compensation earned during the fiscal year;

•	Vested equity awards issued under any Spansion equity plan pursuant to the applicable terms and conditions of each award; and

•	Benefits accrued under Spansion’s Retirement Savings Plan.

Termination Due to Death, AD&D

In the event employment termination is due to death, in addition to compensation listed above under “Termination for Any Reason,” each Named Executive Officer’s beneficiary receives (i) all or a pro-rata portion of the payment he or she would otherwise have been entitled to receive under the short-term incentive plans, as long as the Named Executive Officer was an active participant in the plan for at least six months of the plan year, (ii) life insurance benefits, and (iii) if eligible, AD&D and/or a survivor income benefit.

Involuntary Termination in Connection with a Reduction in Force

In the event employment termination is involuntary due to a reduction in force, in addition to any compensation due under “Termination for Any Reason” listed above, each Named Executive Officer receives a lump sum severance payment equivalent to two weeks of base salary plus one week of base salary for each year of completed service (such number of weeks, referred to as the severance period). In addition, COBRA medical coverage, dental coverage, vision coverage and Employee Assistance Plan are provided by Spansion during the severance period.

Termination in Connection With a Change of Control

In 2010, the Board of Directors approved a form of double-trigger change of control severance agreement for Messrs. Kispert and Furr (the “CEO and CFO Agreement”) and the Compensation Committee approved a second form of double-trigger change of control agreement for other Named Executive Officers (the “Other Executive Agreements,” together with the CEO and CFO Agreement, the “COC Agreements”) that would provide an incentive to executive officers for their continued service up to and after a change of control.

Under the CEO and CFO Agreement, if within 12 months following a change of control (as described below), the executive’s employment is terminated by Spansion or its successor other than for Cause (as defined in the CEO and CFO Agreement) or by reason of death or disability, or if the officer terminated employment for Good Reason (as defined in the CEO and CFO Agreement), in addition to the compensation listed above under the heading “Termination for Any Reason,” the following would occur:

•	The executive officer would receive a lump sum payment equal to the executive’s monthly base salary immediately prior to employment termination multiplied by 24;

•

Acceleration of all unvested equity granted to the executive officer under any Spansion equity incentive plan and held by the executive at the termination date, with twelve months to exercise any stock options that are assumed; and

•	Payment of premiums incurred by the executive and the executive’s dependents for COBRA healthcare continuation coverage for a period of 24 months following the termination date.

Under the Other Executive Agreements, if, within 120 days prior to the occurrence of a Change of Control or within 12 months following the occurrence of a change of control, the executive’s employment is terminated involuntarily by Spansion other than for Cause (as defined in the Other Executive Agreements) or by the Executive pursuant to a voluntary termination for Good Reason (as defined in the Other Executive Agreements), in addition to the compensation listed above under the heading “Termination for Any Reason,” the following would occur:

•	The executive officer would receive a lump sum payment equal to the executive’s monthly base salary immediately prior to employment termination multiplied by 12;

•

Acceleration of all unvested equity granted to the executive officer under any Spansion equity incentive plan and held by the executive at the termination date with 12 months to exercise any stock options that are assumed; and

•	Payment of premiums incurred by the executive and the executive’s dependents for COBRA healthcare continuation coverage for a period of 12 months following the termination date.

Generally, under the COC Agreements, a change of control is conclusively presumed to have occurred on:

•

The closing of a business combination (such as a merger or consolidation) of Spansion with any other corporation or other type of business entity (such as a limited liability company), other than a business combination consummated in connection with Spansion’s emergence from bankruptcy or which would result in the voting securities of Spansion outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent of the total voting power represented by the voting securities of Spansion or such controlling surviving entity outstanding immediately after such business combination; or

•

The sale, lease, exchange or other transfer or disposition by Spansion of all or substantially all (more than seventy percent) of Spansion’s assets by value, other than in connection with Spansion’s liquidation or dissolution as a result of its bankruptcy; or

•

An acquisition of any Spansion voting securities by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent or more of the combined voting power of Spansion’s then outstanding voting securities, other than any such acquisition arising out of Spansion’s emergence from bankruptcy.

In the event that the severance payments and benefits payable under the COC Agreements trigger excise taxation under Sections 280G and 4999 of the Internal Revenue Code, the severance will be either (1) paid in full, or (2) reduced so the Named Executive Officer is not subject to excise taxation, whichever results in the Named Executive Officer’s receipt of the greatest after–tax severance amount. The COC Agreements do not include any tax gross-up provisions, whether in connection with the Sections 280G and 4999 of the Internal Revenue Code, or otherwise.

Pursuant to the COC Agreements, each executive agrees to a continuing obligation of confidentiality, a two-year period of non-solicitation of the Company or its affiliates’ employees or customers and an obligation not to take any action or publish any statement that disparages in any way the Company or current or former employees or affiliates.

The forms of the COC Agreements have been filed with the SEC.

Agreements with Executive Officers

Spansion entered into employment offer letters with the Named Executive Officers setting their initial salary and target bonus opportunity and entitling them to benefits and certain initial equity awards.  The Named Executive Officers also are party to the COC Agreements described above.  Ms. Dorchack’s severance agreement is described below.

Glenda Dorchak

On April 29, 2013 we entered into a Separation Agreement and Release with Ms. Dorchak. Her employment with the Company terminated on June 30, 2013. Under the terms of the Agreement, Ms. Dorchak continued to receive her base salary and the Company paid COBRA premiums for the continuation of her health insurance for 12 months following her termination date. Ms. Dorchak received a payment of $320,000. The Company also accelerated the vesting of 20,667 restricted stock units and 26,111 shares of stock subject to unvested stock options held by Ms. Dorchak. Ms. Dorchak released any and all claims against the Company.

The following tables show the potential payments that would have been made to each of the Named Executive Officers, other than Ms. Dorchak and Mr. Griffin, if their respective employment with us had terminated as of December 29, 2013. Ms. Dorchak’s severance is described above. Mr. Griffin resigned effective February 3, 2014 and received no termination benefits.

(1)   Mr. Kispert would be eligible to receive 5 weeks of severance pay as described under “Involuntary Termination in Connection with a Reduction in Force” above. The amount in the table is based on his reduced salary at fiscal year-end.

(1)   Mr. Kispert would be eligible to receive 24 months of salary upon termination as described under “Termination in Connection with a Change of Control” above. The amount in the table is based on his reduced salary at fiscal year-end.

(2)   Mr. Kispert is not eligible to participate in the EIP for fiscal years 2012 and 2013.

(3)   Unvested and accelerated equity value is calculated based on the fair market value of $13.50 on December 27, 2013, which was the last trading day of fiscal 2013. This includes the remaining Bonus Replacement PSUs.

(4)   Mr. Kispert would be eligible for 24 months of post-employment health care coverage.

(5)   Mr. Kispert would have received a greater after-tax benefit if payments were reduced and not subject to excise taxation. If Mr. Kispert were paid the full amount of the severance, that payment would trigger excise taxation. Pursuant to his COC Agreement, because Mr. Kispert would have received less after taxes than he would if his payment were reduced below the excise tax threshold, his payment would be reduced by the amount noted.

(1)   Mr. Furr would be eligible to receive 5 weeks of severance pay as described under “Involuntary Termination in Connection with a Reduction in Force” above. The amount in the table is based on his reduced salary as of fiscal year-end.

(2)   Mr. Furr would be eligible to receive 24 months of salary upon termination as described under “Termination in Connection with a Change of Control” above. The amount in the table is based on his reduced salary as of fiscal year-end.

(3)   Mr. Furr is not eligible to participate in the EIP for fiscal years 2012 and 2013.

(4)   Unvested and accelerated equity value is calculated based on the fair market value of $13.50 on December 27, 2013, which was the last trading day of fiscal 2013. This includes the remaining Bonus Replacement PSUs.

(5)   Mr. Furr would be eligible for 24 months of post-employment health care coverage.

(6)   Mr. Furr would have received a greater after-tax benefit if payments were reduced and not subject to excise taxation. If Mr. Furr were paid the full amount of the severance, that payment would trigger excise taxation. Pursuant to his COC Agreement, because Mr. Furr would have received less after taxes than he would if his payment were reduced below the excise tax threshold, his payment would be reduced by the amount noted.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance under Spansion’s 2010 Equity Incentive Award Plan as of December 29, 2013.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted- average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders	10,263,927	(1)	13.04	2,394,089	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	10,263,927			2,394,089

(1)	Includes 6,542,929 shares issuable upon exercise of outstanding stock options and 3,720,998 shares issuable upon vesting of outstanding restricted stock units.

(2)

The 2010 Equity Incentive Award Plan contains a provision that provides for automatic increases to the authorized number of shares to occur on January 1 of each year, through January 1, 2015, equal to the least of 7,000,000 shares or a percentage of the shares outstanding. Does not include the increase of 2,069,902 (3.5 percent of shares outstanding) that occurred on January 1, 2014, pursuant to the Plan’s automatic increase provision.

ITEM 3 -- APPROVAL OF THE SPANSION INC. 2014 EMPLOYEE STOCK PURCHASE PLAN

We are asking stockholders to approve our new Spansion Inc. 2014 Employee Stock Purchase Plan (the “ESPP”) which provides for 2,000,000 shares of our common stock reserved for issuance. The Board approved the ESPP on March 28, 2014, subject to stockholder approval at the annual meeting.

The ESPP will provide our employees the means to acquire shares of our common stock at a discount to the purchase date fair market value through accumulated payroll deductions. We believe an ESPP is important in helping us retain employees and helping align their interests with those of our stockholders.

Summary of our 2014 Employee Stock Purchase Plan

The following is a summary of the principal provisions of the ESPP, as proposed for approval. This summary does not purport to be a complete description of all of the provisions of the ESPP. It is qualified in its entirety by reference to the full text of the ESPP. A copy of the ESPP has been filed with the SEC with this proxy statement, and any stockholder who wishes to obtain a copy of the ESPP may do so by written request to the Corporate Secretary at Spansion’s headquarters in Sunnyvale, California.

Statutory Plan and Non-Statutory Plan.    The ESPP allows us the ability to establish separate sub-plans to permit the purchase of our common stock either through the “Statutory Plan,” which is intended to satisfy the requirements of Section 423 of the Code or through one or more “Non-Statutory Plans” which would not comply with Section 423. The Statutory Plan and the Non-Statutory Plans will be operated as separate and independent plans, although the total number of shares authorized to be issued under the ESPP applies in the aggregate to both the Statutory Plan and to all Non-Statutory Plans. Other than the share reserve, the Board may adopt special provisions, rules and procedures for a particular Non-Statutory Plan that are different from, and may in certain cases supersede the provisions of the ESPP, without seeking stockholder approval.

Shares Reserved for Issuance.    If this proposal is approved, the total number of shares of our common stock reserved for issuance under the ESPP will be 2,000,000 shares. As of March 18, 2014, 59,991,016 shares of our common stock, including 367,569 remaining shares held in reserve for issuance upon settlement of allowed claims of certain unsecured creditors pursuant to our plan of reorganization, were issued and outstanding.

Offering Periods.    The ESPP operates by offering eligible employees the right to purchase shares of our common stock through a series of successive or overlapping offering periods (each an “Offering Period”). The ESPP operates through a series of successive six-month Offering Periods that begin each February 15 and August 15 (or the first business day after that date), and end, respectively, on the following August 15 and February 15 (or the last business day preceding that date). The ESPP permits us to provide for multiple purchase dates within a single Offering Period, however, we plan to operate the ESPP using a single purchase date for each Offering Period. This single purchase date will occur on the last trading day of the Offering Period, at which time all accrued payroll deductions of each participant are used to purchase shares.

Eligibility and Participation.    Employees (including officers and employee directors) who are employed by us for at least 20 hours per week and for more than five months in any calendar year before the beginning of an Offering Period, and who are employed by us as of the third business day before the beginning of an Offering Period, are eligible to participate in that Offering Period, subject to certain limitations imposed by Section 423(b) of the Code, applicable local law for locations outside of the United States and the plan itself. For example, no employee may be granted an option under the ESPP if immediately after the grant such employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total voting power or value of all classes of stock of Spansion or our subsidiaries. As of March 18, 2014, approximately 1,260 employees (including officers) are eligible to participate in the ESPP. Each executive officer and each person who previously served as an executive officer during fiscal year 2014 and remains employed by Spansion has an interest in this Item 3.

Eligible employees become participants in the ESPP by submitting an enrollment form authorizing payroll deductions no later than the third business day prior to the beginning of an Offering Period (unless payroll deductions are not permitted under local law, in which case such other payment methods as we may approve). Once a participant enrolls in an Offering Period, he or she is automatically enrolled in subsequent Offering Periods unless he or she withdraws from or becomes ineligible to participate in the ESPP. Once an employee has enrolled in the ESPP, amounts are withheld from his or her compensation during each payroll period. An employee may elect to have not less than 1% or more than 10% of his or her compensation during an Offering Period withheld to be used to purchase shares under the ESPP. Eligible compensation is defined in the ESPP as base salary; provided however, that for purposes of determining a participant’s compensation any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code will be treated as if the participant did not make the election. A participant may decrease, but not increase, the rate of his or her payroll deductions once during an ongoing Offering Period by completing and filing a new authorization for payroll deductions form.

Grant and Exercise of Option; Purchase Price.    On the first trading date of an Offering Period (which is referred to as the grant date or the “Offering Date”), each participant is granted an option to purchase up to that number of shares determined by dividing his or her payroll deductions accumulated during the Offering Period as of the last trading day of the Offering Period by the purchase price applicable for that Offering Period. We administer the ESPP to provide that the purchase price per share for each Offering Period is 85% of the fair market value of a share of our common stock on the last trading day of the Offering Period (the “Purchase Date”). Fair market value means the closing price of our common stock on the Purchase Date. Notwithstanding the foregoing, the ESPP allows us to change the purchase price that applies to an Offering Period to provide for the greatest discount allowed under Code Section 423 (which means that the purchase price can be 85% of the lower of the fair market value of our stock at the beginning or at the end of the Offering Period). As of March 18, 2014, the fair market value of a share of our common stock was $17.76.

Certain limitations apply on the number of shares that a participant may purchase. For example, the option granted to an employee may not permit him or her to purchase stock under the ESPP at a rate which exceeds $25,000 in fair market value of such stock (determined as of the Offering Date) for each calendar year in which the option is outstanding. In addition, we have set 2,500 shares as the maximum number of shares an employee may purchase on each Purchase Date. The ESPP allows us to increase or decrease this share limit without stockholder approval. We will make a pro rata reduction in the number of shares subject to options outstanding under the ESPP if the total number of shares that would otherwise be purchased on a Purchase Date by all participants exceeds the number of shares remaining available under the plan.

Provided the employee continues participating in the plan through the end of an Offering Period, his or her option to purchase shares is exercised automatically at the end of the Offering Period, and the maximum number of shares that may be purchased with accumulated payroll amounts at the applicable purchase price are issued to the employee.

Rights to purchase stock under the ESPP are generally not transferable by the employee.

Termination of Employment; Withdrawal from the ESPP.    Termination of a participant’s employment for any reason, including retirement or death or the failure of the participant to remain in the continuous employ of Spansion for at least 20 hours per week and more than five months in any calendar year during the applicable Offering Period cancels his or her option to purchase shares under the ESPP and terminates his or her participation. In such event, accumulated payroll deductions are returned (without interest unless required by applicable law) to the participant.

A participant may withdraw from the ESPP at any time during an Offering Period prior to a date specified for administrative reasons prior to the Purchase Date. Upon withdrawal, the participant’s accumulated payroll amounts are returned to him or her, without interest unless required by applicable law.

Adjustment of Shares.    Subject to any required action by our stockholders, in the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of Spansion without consideration, proportionate adjustment shall be made to the number of shares remaining available for issuance under the ESPP, the purchase price and number of shares subject to then-outstanding options under the ESPP, and the maximum number of shares that may be purchased on any Purchase Date.

Corporate Transactions.    In the event of a proposed change of control of Spansion (as set forth in the ESPP), each then-outstanding option under the ESPP will be assumed or an equivalent substitute option substituted by the buyer, unless the Board elects in lieu of that treatment to simply shorten the Offering Period then in progress and allow each outstanding option to be automatically exercised on a specified date preceding the closing of the transaction. If the Board sets an earlier Purchase Date in connection with a change of control transaction, the Offering Period then in progress will terminate on that Purchase Date.

Amendment and Termination of the ESPP.    The Board may at any time amend or terminate the ESPP without the approval of the stockholders or employees, except that a termination generally cannot adversely affect options then outstanding (although the ESPP provides for certain exceptions to this rule).

Term.    The ESPP expires ten years from the date of stockholder approval, unless sooner terminated by the Board or unless we obtain stockholder approval of an amendment that extends the plan’s term.

U.S. Federal Income Tax Consequences

The following is a brief summary of the general U.S. federal income tax consequences to U.S. taxpayers and Spansion of shares purchased under the Statutory Plan, which is a sub-plan of the ESPP. This summary is not complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside. Tax consequences for any particular individual may be different.

The Statutory Plan and the options granted under the Statutory Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an “employee stock purchase plan” that qualifies under provisions of Section 423 of the Code.

Amounts of a participant’s compensation withheld for the purchase of shares of our common stock under the Statutory Plan will be subject to regular income and employment tax withholding as if such amounts were actually received by the employee. Other than this, no income will be taxable to a participant until sale or other disposition of the shares acquired pursuant to the ESPP. Under current law, no other withholding obligation applies to the events under the Statutory Plan.

Tax treatment upon transfer of the purchased shares depends on how long the participant holds the shares from the Purchase Date to the transfer date. If the stock is disposed of more than two years after the Offering Date, and more than one year after the Purchase Date for the stock being transferred, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the purchase price or (ii) the excess of the fair market value of the stock as of the Offering Date over the purchase price (determined as of the Offering Date) will be treated as ordinary income. Any further gain will be taxed as a long-term capital gain.

Under current law, long-term capital gains are generally subject to lower tax rates than ordinary income. If the fair market value of the stock on the date of the disposition is less than the purchase price paid for the shares, there will be no ordinary income, and any loss recognized will be a capital loss.

If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the Purchase Date for the shares over the purchase price will be treated as ordinary income at the time of the sale or disposition. The balance of any gain will be treated as capital gain. Even if the stock is disposed of for less than its Purchase Date fair market value, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such Purchase Date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

There are no U.S. federal income tax consequences to Spansion by reason of the grant or exercise of options under the ESPP. Spansion is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant.

Spansion may also grant options under Non-Statutory Plans to employees of our designated subsidiaries and affiliates that do not participate in the Statutory Plan. The specific terms of such Non-Statutory Plans are not yet known; accordingly, it is not possible to discuss with certainty the relevant tax consequences of these Non-Statutory Plans. The Non-Statutory Plans will be sub-plans of the ESPP that are generally not intended to qualify under the provisions of Section 421 or Section 423 of the Code. Therefore, it is likely that at the time of the exercise of an option under a Non-Statutory Plan, an employee subject to tax under the Code would recognize ordinary income equal to the excess of the fair market value of the stock on the date of exercise and the purchase price, Spansion would be able to claim a tax deduction equal to this difference, and Spansion would be required to withhold employment taxes and income tax at the time of the purchase.

Accounting Treatment

Spansion recognizes compensation expense in connection with options outstanding under the ESPP in accordance with authoritative guidance on stock compensation. So long as Spansion continues issuing shares under the ESPP with a purchase price at a discount to the fair market value of its stock, Spansion will recognize compensation expense which will be determined by the level of participation in the ESPP.

New Plan Benefits

Because benefits under the ESPP depend on the fair market value of our common stock at various future dates, it is not possible to determine the benefits that will be received by employees if they participate in the ESPP.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE SPANSION INC. 2014 EMPLOYEE STOCK PURCHASE PLAN.

ITEM 4---APPROVAL OF THE ISSUANCE OF MORE THAN 19.99 PERCENT OF OUR COMMON STOCK OUTSTANDING UPON EXCHANGE OF SPANSION LLC’S 2.00% SENIOR EXCHANGEABLE NOTES ISSUED IN AUGUST 2013 AND DUE 2020

On August 26, 2013, our wholly-owned subsidiary operating company, Spansion LLC, completed the offering of $150.0 million aggregate principal amount of its 2.00% Senior Exchangeable Notes due 2020 (the “Notes”). Spansion LLC used the net proceeds from the offering primarily to repay a portion of its 7.875% Senior Notes due 2017, thereby extending the maturity of our outstanding debt and reducing our overall interest expense on a go-forward basis.

Under their terms, the Notes are exchangeable into shares of Spansion Inc. common stock before June 1, 2020, only if specified conditions are met, including, but not limited to:

●

on any date during any fiscal quarter beginning after December 29, 2013 (and only during such fiscal quarter) if the closing sale price of the shares of Class A Common Stock was more than 130% of the then current exchange price ($13.87), or $18.03, for at least 20 trading days (whether or not consecutive) in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter.

On or after June 1, 2020, the Notes will be exchangeable irrespective of any of the specified conditions, including the one described above. For more information regarding the Notes, including all of the other conditions upon which the Notes become exchangeable for shares of common stock, please see the Indenture governing the Notes, dated August, 26, 2013, a copy of which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on August 26, 2013.

Upon exchange of the Notes, we will pay or deliver, as the case may be, cash (“cash settlement”), shares of common stock (“physical settlement”) or a combination of cash and shares of common stock (“combination settlement”), at our election, at an initial exchange rate of 72.0929 shares per $1,000 principal amount of Notes (equivalent to an initial exchange price of approximately $13.87 per share of the common stock), subject to adjustment, which represents a premium of approximately 30% over the last reported sale price of common stock of $10.67 per share on August 20, 2013, the date on which the Notes offering was priced.

In connection with the Notes offering, Spansion LLC entered into capped call transactions with certain hedge counterparties. The capped call transactions are expected generally to reduce potential dilution to the common stock upon exchange of the Notes and/or reduce our exposure to potential cash payments Spansion may be required to make upon exchange of the Notes in excess of the principal amount of exchanged Notes, except to the extent the market price of the common stock, as measured under the terms of the capped call transactions, exceeds the cap price of the capped call transactions. The cap price of the capped call transactions was initially $18.14 per share, subject to adjustment, which represents a premium of approximately 70% over the last reported sale price of common stock of $10.67 per share on August 20, 2013, the date on which the Notes offering was priced.

Because our common stock is listed on the New York Stock Exchange (“NYSE”), we are subject to the NYSE's rules and regulations. Section 312.03 of the NYSE Listed Company Manual requires stockholder approval prior to the issuance of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of transactions if (i) the common stock to be issued has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock, or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. We refer to this NYSE rule in this proxy statement as the “20% NYSE Threshold” and we are seeking stockholder approval so that we have the ability to choose physical settlement to satisfy our exchange obligations and issue more than 19.99% of our common stock outstanding upon exchange of the Notes .

The exchange of $150.0 million aggregate principal amount of the Notes at the current exchange rate would result in the issuance of an aggregate of approximately 10,813,935 shares of common stock, which exceeds the 20% NYSE Threshold if the exchange obligation for the Notes were to be settled by physical settlement. In addition, under the terms of the indenture governing the Notes, in the event of certain types of fundamental changes with respect to us or Spansion LLC, an upward adjustment of the exchange rate under the Notes would occur in order to compensate holders of the Notes for the loss of the value of the exchange feature. If the maximum exchange rate were to apply in the case of a fundamental change, it could result in the issuance of an aggregate of approximately 14,058,105 shares of common stock, which also exceeds the 20% NYSE threshold.

Accordingly, until and unless we have obtained the stockholder approval sought herein for the issuance of shares of common stock in excess of the 20% NYSE Threshold, the number of shares of common stock a holder of the Notes would receive upon exchange of its Notes would be subject to an “exchange share cap” equal to the pro rata portion of such 19.99% limit represented by the Notes to be exchanged. If all of the Notes are surrendered for exchange prior to us obtaining the requisite stockholder approval sought hereby, we will be obligated to pay a specified dollar amount with respect to such Notes in cash, which in the aggregate will be at least the full $150.0 million aggregate principal amount of the Notes, and settle any remaining exchange value in excess of the specified cash amount with shares of common stock.

The current situation does not allow us to determine whether cash settlement, physical settlement or combination settlement of any exchange is in our best interests at a given time. In order to enable us to avoid being forced to make a cash payment of at least $150.0 million upon exchange of the Notes and to instead have the flexibility to satisfy the exchange obligation fully in shares of common stock, we are asking our stockholders to approve our ability to use physical settlement to satisfy our exchange obligations under the Notes by allowing us to issue the full amount of shares of common stock in excess of the 20% NYSE Threshold. While we do not currently know whether we will settle our exchange obligations via cash settlement, physical settlement or combination settlement, if this Proposal 4 is approved, the Company would have the ability to determine at the time of exchange the appropriate form of payment to be made.

Approval of this Item 4 requires the affirmative vote of the majority of the votes cast on the proposal. Under NYSE rules, abstentions are considered to be votes cast and will have the same effect as votes against this Item 4. Broker non-votes do not count as votes cast but the underlying shares count as outstanding shares entitled to vote on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 4 TO APPROVE THE ABILITY OF THE COMPANY TO ISSUE MORE THAN 19.99% OF THE COMPANY'S COMMON STOCK OUTSTANDING UPON EXCHANGE OF THE NOTES ISSUED IN AUGUST 2013 AND DUE 2020.

ITEM 5—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking stockholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our current fiscal year. Our current fiscal year began on December 30, 2013 and will end on December 28, 2014. Unless you indicate otherwise, your proxy will vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

The Audit Committee first approved the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2010 and  PricewaterhouseCoopers LLP has continued to serve in that role to date.

Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Spansion and its stockholders. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee may reconsider its selection.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. He or she will also be available to respond to appropriate questions from stockholders.

Audit Committee Pre-Approval Policy

The Audit Committee has established a pre-approval policy for audit, audit-related and tax services that can be performed by the independent auditors without specific authorization from the Audit Committee, subject to certain restrictions. The pre-approval policy identifies the specific services pre-approved by the Audit Committee and the applicable limitations, while ensuring the independence of the auditors to audit Spansion’s financial statements is not impaired. Under the pre-approval policy, the Audit Committee pre-approves all audit and non-audit services not prohibited by law to be provided by the independent registered public accounting firm. Such pre-approval authority for non-audit services may be delegated by the Audit Committee to one or more of its members. Any pre-approval decisions must be consistent with the guidelines and fee levels or budgeted amounts established annually by the Audit Committee, provided that the member or members to whom such authority is delegated will report any pre-approval decisions to the full Audit Committee at its next regular meeting. Any proposed services exceeding the fee levels or budgeted amounts established by the Audit Committee must be specifically approved by the Audit Committee. In fiscal 2013, PricewaterhouseCoopers LLP served as our independent auditors.

Service Fees Paid to the Independent Registered Public Accounting Firm

Audit Fees. Audit fees of PricewaterhouseCoopers LLP during fiscal 2012 and 2013 were associated with the annual audit of our consolidated financial statements, statutory audits required internationally, and fees related to other regulatory filings. Audit fees for fiscal 2012 and fiscal 2013 included fees related to PricewaterhouseCoopers LLP’s audit of the effectiveness of Spansion’s internal controls pursuant to Section 404 of the Sarbanes-Oxley Act. Audit fees for fiscal 2012 were approximately $1.8 million. Audit fees for fiscal 2013 were approximately $2.7 million.

Audit-Related Fees. There were no Audit-related fees for fiscal 2012 and none in fiscal 2013.

Tax Fees. Tax fees were approximately $0.3 million for fiscal 2012 and $0.4 million for fiscal 2013.

All Other Fees. There were no other fees for fiscal 2012 or fiscal 2013.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE“FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLPAS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

The Audit Committee has adopted a written policy for approval of transactions between Spansion and its directors, director nominees, executive officers, greater than five percent beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year.

The policy provides that the Audit Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Audit Committee takes into account, among other factors it deems appropriate:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the amount involved in the transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business of Spansion;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to Spansion than terms that could have been reached with an unrelated third party;

•	the purpose, and the potential benefits to Spansion, of the transaction; and

•

any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

In addition, the Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve or ratify certain transactions. A summary of any new transactions pre-approved or ratified by the Chair is provided to the full Audit Committee for its review in connection with its next scheduled Audit Committee meeting.

The Audit Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. Such pre-approved transactions include:

•	employment of executive officers, subject to certain conditions;

•	any compensation paid to a director if the compensation is required to be reported in Spansion’s proxy statement under Item 402 of Regulation S-K promulgated by the SEC;

•

any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than ten percent of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenues;

•

any charitable contribution, grant or endowment by Spansion to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer or director), if the aggregate amount involved does not exceed the lesser of $1,000,000, or two percent of the charitable organization’s total annual receipts; and

•

any transaction where the related person’s interest arises solely from the ownership of Spansion’s common stock and all holders of Spansion’s common stock received the same benefit on a pro rata basis.

       A summary of new transactions covered by the standing pre-approvals described above is provided to the Audit Committee for its review at each regularly schedule Audit Committee meeting.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report will not be incorporated by reference into any such filings, nor will it be deemed to be soliciting material or deemed filed with the SEC under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed and discussed Spansion’s audited financial statements for the fiscal year ended December 29, 2013, with Spansion management and PricewaterhouseCoopers LLP, Spansion’s independent registered public accounting firm. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of Spansion’s accounting principles and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee.

The Audit Committee also received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed the independence of PricewaterhouseCoopers LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in Spansion’s Annual Report on Form 10-K for the fiscal year ended December 29, 2013 for filing with the SEC.

AUDIT COMMITTEE

Clifton Thomas Weatherford, Chair

Keith Barnes

Hans Geyer

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies.

ANNUAL REPORT AND FINANCIAL STATEMENTS

Spansion’s Annual Report on Form 10-K, which includes Spansion’s audited financial statements for the fiscal year ended December 29, 2013, has accompanied or preceded this proxy statement. You may also access a copy of Spansion’s Annual Report on Form 10-K in the Investor Relations section of www.spansion.com. Upon your request, we will provide, without any charge, a copy of any of Spansion’s filings with the SEC. Requests should be directed to Spansion’s Corporate Secretary at Spansion Inc., 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088 or by email to Corporate.Secretary@spansion.com.

Spansion is a registered trademark of Spansion Inc. Other product and company names used in this publication are for identification purposes only and may be trademarks of their respective companies.

APPENDIX

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

 Gross Profit to Non-GAAP Gross Profit

($ in millions)	Q4 2013	Q3 2013	Q2 2013	Q1 2013
GAAP gross profit	$93.2	$56.2	$57.4	$45.9
Add: Intangibles amortization	8.9	9.5	6.8	6.8
Add: Inventory mark-up amortization	3.1	27.1	-	-
Add: Stock compensation expense	1.7	1.4	1.3	1.4
Add: Revenue lost on Microcontroller and Analog business due to purchase accounting	-	1.5	-	-
Add: Acquisition related costs	0.1	0.2	-	-
Add: Restructuring and others	-	1.4	-	-
Non-GAAP Gross Profit	$107.0	$97.3	$65.5	$54.1

 Operating Income (Loss) to Non-GAAP Operating Income

($ in millions)	Q4 2013	Q3 2013	Q2 2013	Q1 2013
GAAP operating loss	$(9.4)	$(43.0)	$(0.6)	$(5.4)
Add: Intangibles amortization	8.9	9.5	6.8	6.8
Add: Inventory mark-up amortization relating to acquisition	3.1	27.1	-	-
Add: Stock compensation expense	7.4	7.0	7.7	8.6
Add: Revenue lost on Microcontroller and Analog business due to purchase accounting	-	1.5	-	-
Add: Acquisition costs	2.7	7.4	4.5	0.5
Add: Litigation reserve	13.1	8.0	-	-
Add: Restructuring and others	(0.2)	7.7	-	-
Non-GAAP Operating Income	$25.5	$25.2	$18.4	$10.5

GAAP Net Income (Loss) to Non-GAAP Net Income (loss)

($ in millions)	Q4 2013	Q3 2013	Q2 2013	Q1 2013
Net loss	$(23.7)	$(36.9)	$(3.2)	$(14.4)
Add: Intangibles amortization	8.9	9.5	6.8	6.8
Add: Inventory mark-up amortization	3.1	27.1	-	-
Add: Stock compensation expense	7.4	7.0	7.7	8.6
Add: Restructuring and others	(0.1)	7.7	-	-
Add: Financing arrangements related costs	0.3	7.6	-	-
Add: Accretion of interest on the senior exchangeable notes	1.1	0.4	-	-
Add: Litigation reserve	13.1	8.0	-	-
Add: Revenue lost on Microcontroller and Analog business due to purchase accounting	-	1.5	-	-
Add: Acquisition costs, net of gain on acquisition	3.0	(5.8)	4.5	0.5
Less: Gain on recovery from impaired investment	(0.4)	(9.6)	-	-
Non-GAAP Net Income	$12.6	$16.6	$15.7	$1.5

Weighted Average Shares used in diluted income (loss) per share calculation:

(in thousands)	Q4 2013	Q3 2013	Q2 2013	Q1 2013
Shares under GAAP	58,878	58,785	58,646	58,086
Shares under Non GAAP	61,923	61,272	61,373	60,773

Net income (loss) per share:

	Q4 2013	Q3 2013	Q2 2013	Q1 2013
Diluted (GAAP)	($0.40)	($0.63)	($0.06)	($0.25)
Diluted (Non-GAAP)	$0.20	$0.27	$0.26	$0.03

Spansion Inc.

2014 Employee Stock Purchase Plan

1.     Establishment of Plan. Spansion Inc. proposes to grant options to purchase shares of Common Stock to eligible employees of the Company and its Participating Corporations (as hereinafter defined) pursuant to this Plan. The Company intends this Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. However, with regard to offers of options for purchase of the Common Stock under the Plan to employees outside the United States working for a Subsidiary or an affiliate of the Company that is not a Subsidiary, the Board may offer a subplan or an option that is not intended to meet the Code Section 423 requirements, provided, if necessary under Code Section 423, that the other terms and conditions of the Plan are met. Subject to Section 14, a total of two million (2,000,000) shares of Common Stock is reserved for issuance under this Plan. In addition, on each January 1 for the first ten (10) calendar years after the first Offering Date, the aggregate number of shares of Common Stock reserved for issuance under the Plan shall be increased automatically by the number of shares equal to one percent (1%) of the total number of outstanding shares of the Company Common Stock on the immediately preceding December 31 (rounded down to the nearest whole share); provided, that the Board or the Committee may in its sole discretion reduce the amount of the increase in any particular year; and, provided further, that the aggregate number of shares issued over the term of this Plan shall not exceed five million (5,000,000) shares of Common Stock. The number of shares reserved for issuance under this Plan and the maximum number of shares that may be issued under this Plan shall be subject to adjustments effected in accordance with Section 14 of this Plan. Capitalized terms not defined elsewhere in the text are defined in Section 27.

2.     Purpose. The purpose of this Plan is to provide eligible employees of the Company and Participating Corporations with a means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and Participating Corporations, and to provide an incentive for continued employment.

3.     Administration. The Plan will be administered by the Compensation Committee of the Board or by the Board (either referred to herein as the “Committee”). Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all Participants. The Committee will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and decide upon any and all claims filed under the Plan. Every finding, decision and determination made by the Committee will, to the full extent permitted by law, be final and binding upon all parties. Notwithstanding any provision to the contrary in this Plan, the Committee may adopt rules and/or procedures relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside of the United States. The Committee will have the authority to determine the Fair Market Value of the Common Stock (which determination shall be final, binding and conclusive for all purposes) in accordance with Section 8 below and to interpret Section 8 of the Plan in connection with circumstances that impact the Fair Market Value. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company. For purposes of this Plan, the Committee may designate separate offerings under the Plan (the terms of which need not be identical) in which eligible employees of one or more Participating Corporations will participate, even if the dates of the applicable Offering Periods of each such offering are identical.

4.     Eligibility. Any employee of the Company or the Participating Corporations is eligible to participate in an Offering Period under this Plan except the following (other than where prohibited by applicable law):

(a)     employees who are not employed by the Company or a Participating Corporation prior to the beginning of such Offering Period or prior to such other time period as specified by the Committee;

(b)     employees who are customarily employed for twenty (20) or less hours per week;

(c)     employees who are customarily employed for five (5) months or less in a calendar year;

(d)     employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Corporations or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Corporations;

(e)     employees who do not meet any other eligibility requirements that the Committee may choose to impose (within the limits permitted by the Code); and

(f)     individuals who provide services to the Company or any of its Participating Corporations as independent contractors who are reclassified as common law employees for any reason except for federal income and employment tax purposes.

The foregoing notwithstanding, an individual shall not be eligible if his or her participation in the Plan is prohibited by the law of any country that has jurisdiction over him or her or if he or she is subject to a collective bargaining agreement that does not provide for participation in the Plan.

5.     Offering Dates.

(a)     While the Plan is in effect, the Committee shall determine the duration and commencement date of each Offering Period, provided that an Offering Period shall in no event be longer than twenty-seven (27) months, except as otherwise provided by an applicable subplan. Offering Periods may be consecutive or overlapping. Each Offering Period may consist of one or more Purchase Periods during which payroll deductions of Participants are accumulated under this Plan. While the Plan is in effect, the Committee shall determine the duration and commencement date of each Purchase Period, provided that a Purchase Period shall in no event end later than the close of the Offering Period in which it begins. Purchase Periods shall be consecutive.

(b)     The initial Offering Period shall commence on August 15, 2014 or date on which this Plan is approved by the Stockholders and shall end with the Purchase Date that occurs on a date selected by the Committee approximately six (6) months after the Effective Date (but in any event not more than twenty-seven (27) months after the Effective Date). The initial Offering Period shall consist of a single Purchase Period. Thereafter, a new six-month Offering Period shall commence on each February 15 and August 15, with each such Offering Period also consisting of a single six-month Purchase Period, except as otherwise provided by an applicable subplan. The Committee shall have the power to change these terms as provided in Section 25 below.

6.     Participation in this Plan.

(a)     With respect to any Offering Period, an eligible employee determined in accordance with Section 4 may elect to become a Participant by submitting a subscription agreement before the commencement of the Offering Period to which such agreement relates in accordance with such rules as the Committee may determine.

(b)     Once an employee becomes a Participant in an Offering Period, then such Participant will automatically participate in the Offering Period commencing immediately following the last day of such prior Offering Period at the same contribution level unless the Participant withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 11 below. A Participant that is automatically enrolled in a subsequent Offering Period pursuant to this section is not required to file any additional subscription agreement in order to continue participation in this Plan.

7.     Grant of Option on Enrollment. Becoming a Participant with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to such Participant of an option to purchase on the Purchase Date up to that number of shares of Common Stock determined by a fraction, the numerator of which is the amount of the contribution level for such Participant multiplied by such Participant’s base salary during such Purchase Period and the denominator of which is the lower of (i) eighty-five percent (85%) of the Fair Market Value of a share of the Common Stock on the Offering Date (but in no event less than the par value of a share of the Company’s Common Stock), or (ii) eighty-five percent (85%) of the Fair Market Value of a share of the Common Stock on the Purchase Date (but in no event less than the par value of a share of the Common Stock) provided, however, that the number of shares of Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (x) the maximum number of shares set by the Committee pursuant to Section 10(b) below with respect to the applicable Purchase Date, or (y) the maximum number of shares which may be purchased pursuant to Section 10(a) below with respect to the applicable Purchase Date.

8.     Purchase Price. The purchase price per share at which a share of Common Stock will be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:

(a)     The Fair Market Value on the Offering Date; or

(b)     The Fair Market Value on the Purchase Date.

9.     Payment of Purchase Price; Payroll Deduction Changes; Share Issuances.

(a)     The purchase price of the shares is accumulated by regular payroll deductions made during each Offering Period, unless the Committee determines that contributions may be made in another form (including payment by check at the end of a Purchase Period). The deductions are made as a percentage of the Participant’s base salary in one percent (1%) increments not less than one percent (1%), nor greater than ten percent (10%) or such lower limit set by the Committee. “Compensation” shall mean base salary (or in foreign jurisdictions, equivalent cash compensation). For purposes of determining a Participant’s Compensation, any election by such Participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code (or in foreign jurisdictions, equivalent salary deductions) shall be treated as if the Participant did not make such election. Payroll deductions shall commence on the first payday following the last Purchase Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan.

(b)     Subject to Section 25 below and to the rules of the Committee, a Participant may decrease the rate of payroll deductions during an Offering Period or any Purchase Period by filing with the Company a new authorization for payroll deductions.

(c)     Subject to Section 25 below and to the rules of the Committee, a Participant may reduce his or her payroll deduction percentage to zero during an Offering Period by filing with the Company a request for cessation of payroll deductions, and after such reduction becomes effective no further payroll deductions will be made for the duration of the Offering Period. Payroll deductions credited to the Participant’s account prior to the effective date of the request shall be used to purchase shares of Common Stock in accordance with Section (e) below. A reduction of the payroll deduction percentage to zero shall be treated as such Participant’s withdrawal from such Offering Period, and the Plan, effective as of the day after the next Purchase Date following the filing date of such request with the Company.

(d)     All payroll deductions made for a Participant are credited to his or her account under this Plan and are deposited with the general funds of the Company, except to the extent required to be segregated due to local legal restrictions outside the United States. No interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions, except to the extent necessary to comply with local legal requirements outside the United States.

(e)     On each Purchase Date, so long as this Plan remains in effect and provided that the Participant has not submitted a signed and completed withdrawal form before that date which notifies the Company that the Participant wishes to withdraw from that Offering Period under this Plan and have all payroll deductions accumulated in the account maintained on behalf of the Participant as of that date returned to the Participant, the Company shall apply the funds then in the Participant’s account to the purchase of whole shares of Common Stock reserved under the option granted to such Participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 8 of this Plan. Any amount remaining in a Participant’s account on a Purchase Date which is less than the amount necessary to purchase a full share of Common Stock shall be returned to the Participant, without interest(except to the extent required due to local legal requirements outside the United States. In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the Participant, without interest (except to the extent required due to local legal requirements outside the United States). No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

(f)     As promptly as practicable after the Purchase Date, the Company shall issue shares for the Participant’s benefit representing the shares purchased upon exercise of his or her option.

(g)     During a Participant’s lifetime, his or her option to purchase shares hereunder is exercisable only by him or her. The Participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

(h)     To the extent required by applicable federal, state, local or foreign law, a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

10.     Limitations on Shares to be Purchased.

(a)     No Participant shall be entitled to purchase stock under any Offering Period at a rate which, when aggregated with such Participant’s rights to purchase stock, that are also outstanding in the same calendar year(s) (whether under other Offering Periods or other employee stock purchase plans of the Company, its parent and its subsidiaries), exceeds $25,000 in Fair Market Value, determined as of the Offering Date, (or such other limit as may be imposed by the Code) for each calendar year in which such Offering Period is in effect (hereinafter the “Maximum Share Amount”). The Company may automatically suspend the payroll deductions of any Participant as necessary to enforce such limit provided that when the Company automatically resumes such payroll deductions, the Company must apply the rate in effect immediately prior to such suspension.

(b)     The Committee may, in its sole discretion, set a lower maximum number of shares which may be purchased by any Participant during any Offering Period than that determined under Section 10(a) above, which shall then be the Maximum Share Amount for subsequent Offering Periods; provided, however, in no event shall a Participant be permitted to purchase more than two thousand five hundred (2,500) Shares during any one Purchase Period, irrespective of the Maximum Share Amount set forth in (a) and (b) hereof. If a new Maximum Share Amount is set, then all Participants will be notified of such Maximum Share Amount prior to the commencement of the next Offering Period for which it is to be effective. The Maximum Share Amount shall continue to apply with respect to all succeeding Offering Periods unless revised by the Committee as set forth above.

(c)     If the number of shares to be purchased on a Purchase Date by all Participants exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company will give written notice of such reduction of the number of shares to be purchased under a Participant’s option to each Participant affected.

(d)     Any payroll deductions accumulated in a Participant’s account which are not used to purchase stock due to the limitations in this Section 10, and not covered by Section 9(e), shall be returned to the Participant as soon as practicable after the end of the applicable Purchase Period, without interest (except to the extent required due to local legal requirements outside the United States).

11.     Withdrawal.

(a)     Each Participant may withdraw from an Offering Period under this Plan pursuant to a method specified by the Company. Such withdrawal may be elected at any time prior to the end of an Offering Period, or such other time period as specified by the Committee.

(b)     Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn Participant, without interest, and his or her interest in this Plan shall terminate. In the event a Participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth in Section 6 above for initial participation in this Plan.

(c)     If the Fair Market Value on the first day of the current Offering Period in which a participant is enrolled is higher than the Fair Market Value on the first day of any subsequent Offering Period, the Company will automatically enroll such participant in the subsequent Offering Period. Any funds accumulated in a participant’s account prior to the first day of such subsequent Offering Period will be applied to the purchase of shares on the Purchase Date immediately prior to the first day of such subsequent Offering Period, if any.

12.     Termination of Employment. Termination of a Participant’s employment for any reason, including retirement, death, disability, or the failure of a Participant to remain an eligible employee of the Company or of a Participating Corporation, immediately terminates his or her participation in this Plan. In such event, accumulated payroll deductions credited to the Participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest (except to the extent required due to local legal requirements outside the United States). For purposes of this Section 12, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Corporation in the case of sick leave, military leave, or any other leave of absence approved by the Company; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute. The Company will have sole discretion to determine whether a Participant has terminated employment and the effective date on which the Participant terminated employment, regardless of any notice period or garden leave required under local law.

13.     Return of Payroll Deductions. In the event a Participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall deliver to the Participant all accumulated payroll deductions credited to such Participant’s account. No interest shall accrue on the payroll deductions of a Participant in this Plan (except to the extent required due to local legal requirements outside the United States).

14.     Capital Changes. If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then the Committee shall adjust the number and class of Common Stock that may be delivered under the Plan, the purchase price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 1 and 10 shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.

15.     Nonassignability. Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 below) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

16.     Use of Participant Funds and Reports. The Company may use all payroll deductions received or held by it under the Plan for any corporate purpose, and the Company will not be required to segregate Participant payroll deductions (except to the extent required due to local legal requirements outside the United States). Until Shares are issued, Participants will only have the rights of an unsecured creditor. Each Participant shall receive promptly after the end of each Purchase Period a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward or refunded, as determined by the Committee, to the next Purchase Period or Offering Period, as the case may be.

17.     Notice of Disposition. Each U.S. taxpayer Participant shall notify the Company in writing if the Participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased (the “Notice Period”). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the Participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

18.     No Rights to Continued Employment. Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Corporation, or restrict the right of the Company or any Participating Corporation to terminate such employee’s employment.

19.     Equal Rights And Privileges. All eligible employees granted an option under this Plan that is intended to meet the Code Section 423 requirements shall have equal rights and privileges with respect to this Plan or within any separate offering under the Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company, the Committee or the Board, be reformed to comply with the requirements of Section 423. This Section 19 shall take precedence over all other provisions in this Plan.

20.     Notices. All notices or other communications by a Participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.     Term; Stockholder Approval. This Plan will become effective on the Effective Date. This Plan shall be approved by the stockholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the date this Plan is adopted by the Board. No purchase of shares that are subject to such stockholder approval before becoming available under this Plan shall occur prior to stockholder approval of such shares and the Board or Committee may delay any Purchase Date and postpone the commencement of any Offering Period subsequent to such Purchase Date as deemed necessary or desirable to obtain such approval (provided that if a Purchase Date would occur more than twenty-four (24) months after commencement of the Offering Period to which it relates, then such Purchase Date shall not occur and instead such Offering Period shall terminate without the purchase of such shares and Participants in such Offering Period shall be refunded their contributions without interest). This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time pursuant to Section 25 below), (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan, or (c) the tenth anniversary of the first Purchase Date under the Plan.

22.     Designation of Beneficiary.

(a)     If provided in the subscription agreement, a Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under this Plan in the event of such Participant’s death subsequent to the end of a Purchase Period but prior to delivery to him of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under this Plan in the event of such Participant’s death prior to a Purchase Date. Such form shall be valid only if it was filed with the Company at the prescribed location before the Participant’s death.

(b)     Such designation of beneficiary may be changed by the Participant at any time by written notice filed with the Company at the prescribed location before the Participant’s death. In the event of the death of a Participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such Participant’s death, the Company shall deliver such cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or, if no spouse is known to the Company, then to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

23.     Conditions Upon Issuance of Shares; Limitation on Sale of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, exchange control restrictions and/or securities law restrictions outside the United States, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Shares may be held in trust or subject to further restrictions as permitted by any subplan.

24.     Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

25.     Amendment or Termination. The Committee, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Committee, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Purchase Date (which may be sooner than originally scheduled, if determined by the Committee in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 14). If an Offering Period is terminated prior to its previously-scheduled expiration, all amounts then credited to Participants’ accounts for such Offering Period, which have not been used to purchase shares of Common Stock, shall be returned to those Participants (without interest thereon, except as otherwise required under local laws) as soon as administratively practicable. Further, the Committee will be entitled to establish rules to change the Purchase Periods and Offering Periods, limit the frequency and/or number of changes in the amount withheld during a Purchase Period or an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the administration of the Plan, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s base salary or regular hourly wages, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan. Such actions will not require stockholder approval or the consent of any Participants. However, no amendment shall be made without approval of the stockholders of the Company (obtained in accordance with Section 21 above) within twelve (12) months of the adoption of such amendment (or earlier if required by Section 21) if such amendment would: (a) increase the number of shares that may be issued under this Plan; or (b) change the designation of the employees (or class of employees) eligible for participation in this Plan. In addition, in the event the Committee determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Committee may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequences including, but not limited to: (i) amending the definition of compensation, including with respect to an Offering Period underway at the time; (ii) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price; (iii) shortening any Offering Period by setting a Purchase Date, including an Offering Period underway at the time of the Committee action; (iv) reducing the maximum percentage of compensation a participant may elect to set aside as payroll deductions; and (v) reducing the maximum number of shares of Common Stock a Participant may purchase during any Offering Period. Such modifications or amendments will not require approval of the stockholders of the Company or the consent of any Participants.

26.     Corporate Transactions. In the event of a Corporate Transaction (as defined below), each outstanding right to purchase Company Common Stock will be assumed or an equivalent option substituted by the successor corporation or a parent or a subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the purchase right, the Offering Period with respect to which such purchase right relates will be shortened by setting a new Purchase Date (the “New Purchase Date”) and will end on the New Purchase Date. The New Purchase Date shall occur on or prior to the consummation of the Corporate Transaction, and the Plan shall terminate on the consummation of the Corporate Transaction.

27.     Definitions.

(a)     “Board” shall mean the Board of Directors of the Company.

(b)     “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c)      “Common Stock” shall mean the Class A common stock of the Company.

(d)     “Company” shall mean Spansion Inc., a Delaware corporation.

(e)     “Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(f)     “Effective Date” shall mean the date on which this Plan is approved by the Stockholders.

(g)     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(h)     “Fair Market Value” shall mean, as of any date, the value of a share of Common Stock determined as follows:

(i)      if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(ii)      if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii)     if such Common Stock is publicly traded but is neither quoted on the Nasdaq Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable; or

(iv)     if none of the foregoing is applicable, by the Board or the Committee in good faith.

(i)     “Offering Date” shall mean the first business day of each Offering Period.

(j)     “Offering Period” shall mean a period with respect to which the right to purchase Common Stock may be granted under the Plan, as determined by the Committee pursuant to Section 5(a).

(k)     “Parent” shall have the same meaning as “parent corporation” in Sections 424(e) and 424(f) of the Code.

(l)     “Participant” shall mean an eligible employee who meets the eligibility requirements set forth in Section 4 and who is either automatically enrolled in the initial Offering Period or who elects to participate in this Plan pursuant to Section 6(b).

(m)     “Participating Corporation” shall mean any Parents or Subsidiary that the Board designates from time to time as a corporation that shall participate in this Plan.

(n)     “Plan” shall mean this Spansion Inc. 2014 Employee Stock Purchase Plan.

(o)     “Purchase Date” shall mean the last business day of each Purchase Period.

(p)     “Purchase Period” shall mean a period during which contributions may be made toward the purchase of Common Stock under the Plan, as determined by the Committee pursuant to Section 5(b).

(q)     “Purchase Price” shall mean the price at which Participants may purchase shares of Common Stock under the Plan, as determined pursuant to Section 8.

(r)     “Subsidiary” shall have the same meaning as “subsidiary corporation” in Sections 424(e) and 424(f) of the Code.

SPANSION™

IMPORTANT ANNUAL MEETING INFORMATION

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DESIGNATION (IF ANY)
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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 16, 2014.

Vote by Internet

- Go to **www.investorvote.com/code**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the nominees and FOR Proposals 2, 3, 4 and 5.

1. Election of Class A Directors:

Nominee	For	Against	Abstain
01 - Keith Barnes	☐	☐	☐
02 - William E. Mitchell	☐	☐	☐

Proposal	For	Against	Abstain
2. Advisory vote to approve named executive compensation.	☐	☐	☐
3. The approval of the Spansion Inc. 2014 Employee Stock Purchase Plan.	☐	☐	☐
4. The approval of the issuance of more than 19.99% of Spansion Inc.'s outstanding Class A Common Stock upon exchange of the 2.00% Senior Exchangeable Notes due 2020.	☐	☐	☐
5. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the current fiscal year.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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Spansion Inc.

2014 Annual Meeting of Stockholders

May 16, 2014
8:00 a.m. Pacific Time
915 DeGuigne Drive
Sunnyvale, CA 94085

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

SPANSION™

Proxy — Spansion Inc. | Class A Common Stock

ANNUAL MEETING OF STOCKHOLDERS -- MAY 16, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Randy W. Furr and Katy Motiey, or either of them, with full power of substitution, attorneys and proxies to represent and to vote all shares of Class A Common Stock of Spansion Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 915 DeGuigne Drive, Sunnyvale, California, on Friday, the 16th day of May, 2014, at 8:00 a.m. Pacific Time and at any and all adjournments or postponements thereof, on the matters listed on the reverse side which are set forth in the Proxy Statement accompanying the Notice of Meeting, receipt of which is hereby acknowledged.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, it will be voted FOR the election of the Nominees, FOR Proposals 2, 3, 4 and 5, and, in the discretion of the proxyholders, on other matters that may be properly presented at the meeting. The undersigned may revoke this Proxy at any time prior to its exercise or may attend the meeting and vote in person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE OR VOTE BY TELEPHONE OR INTERNET.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE